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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MICREL, INCORPORATED
(Name of Registrant as Specified In Its Charter)

Obrem Capital Management, LLC
Obrem Capital (GP), LLC
Obrem Capital Offshore Master, L.P.
Obrem Capital (QP), L.P.
Andrew V. Rechtschaffen
Eric W. Gomberg
Keith R. Gollust
Keith M. Kolerus
Bill R. Bradford
Benjamin J. Goren
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPECIAL MEETING OF SHAREHOLDERS OF
MICREL, INCORPORATED
MAY 20, 2008

PROXY STATEMENT OF

OBREM CAPITAL MANAGEMENT, LLC OBREM CAPITAL (GP), LLC OBREM CAPITAL OFFSHORE MASTER, L.P. OBREM CAPITAL (QP), L.P. ANDREW V. RECHTSCHAFFEN	ERIC W. GOMBERG KEITH R. GOLLUST KEITH M. KOLERUS BILL R. BRADFORD BENJAMIN J. GOREN

April 25, 2008

Dear Fellow Shareholder:

        Obrem Capital Management, LLC, together with Obrem Capital (GP), LLC, Obrem Capital Offshore Master, L.P., and Obrem Capital (QP), L.P. (collectively "Obrem" or "we") are the beneficial owners of an aggregate of 10,735,690 common stock, no par value per share (the "Common Shares"), of Micrel, Incorporated, a California corporation ("Micrel" or the "Company"), representing approximately 15.0% of the outstanding Common Shares of the Company.

        For the reasons set forth in the attached Proxy Statement, we do not believe that the Company's current board of directors (the "Board") is acting in the best interests of the Company's shareholders. On March 25, 2008, we requested that the Company call a special meeting of shareholders for the purpose of replacing the current Board. On April 4, 2008, the Company announced that, in response to our request, it was calling a special meeting of shareholders (the "Special Meeting") to be held on Tuesday, May 20, 2008.

        We are seeking your support at the Special Meeting to remove the Company's five existing Board members and in their place elect the six persons that we have nominated. During the tenure of the current Board, Micrel's share price has declined, market share has been lost, and the Company's operating results have been dissappointing. In our view Micrel's Board has not taken the steps necessary to maximize shareholder value including exploring the sale of the company, which we believe the Board is unwilling to consider at this or any time. The current Board has refused our request to form a special committee to evaluate ways to enhance shareholder value.

        Obrem believes that its nominees possess the financial, managerial, operational, and semiconductor industry experience necessary to allow them to create permanent shareholder value that Micrel's current Board has been unwilling or unable to do. Obrem's Nominees have worked in large, global semiconductor companies and bring significant experience in implementing operational improvements and growing sales. As a major shareholder, Obrem shares the interests of all Micrel shareholders in seeing the creation of permanent shareholder value, and believes that it is time that shareholders have a truly independent Board that will make management accountable for its performance.

        We ask you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today. The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the Company's shareholders on or about April 25, 2008.

        Your vote is extremely important. We urge you NOT to sign the white proxy card that may be sent to you by Micrel. Whether or not you plan to attend the Special Meeting, we request that you submit a proxy voting "FOR" all of the proposals described in this proxy statement. You may vote by telephone,

Internet or by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided.

        If you have any questions or require any assistance with your vote, please contact Innisfree M&A Incorporated, which is assisting us as proxy solicitor, at their address and toll-free numbers listed on the following page.

        We look forward to honest, open and transparent dialogue with our fellow shareholders as Obrem attempts to create permanent shareholder value.

Thank you for your support,
Andrew V. Rechtschaffen Managing Member, Obrem Capital Management, LLC

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Obrem's Proxy Statement, please call
Innisfree M&A Incorporated at the phone numbers listed below.

501 Madison Avenue, 20th Floor
New York, New York 10022

CALL TOLL FREE: (888) 750-5834
BANKS AND BROKERS CALL COLLECT: (212) 750-5833

SPECIAL MEETING OF SHAREHOLDERS OF
MICREL, INCORPORATED
MAY 20, 2008

PROXY STATEMENT OF

OBREM CAPITAL MANAGEMENT, LLC OBREM CAPITAL (GP), LLC OBREM CAPITAL OFFSHORE MASTER, L.P. OBREM CAPITAL (QP), L.P. ANDREW V. RECHTSCHAFFEN	ERIC W. GOMBERG KEITH R. GOLLUST KEITH M. KOLERUS BILL R. BRADFORD BENJAMIN J. GOREN

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

        Obrem Capital Management, LLC, together with Obrem Capital (GP), LLC, Obrem Capital Offshore Master, L.P., Obrem Capital (QP), L.P. and Andrew V. Rechtschaffen (collectively "Obrem" or the "Obrem Entities" or "we") are the beneficial owners of an aggregate of 10,735,690 common stock, no par value per share (the "Common Shares"), of Micrel, Incorporated, a California corporation ("Micrel" or the "Company"), representing approximately 15.0% of the outstanding Common Shares of the Company. Obrem and each of Andrew V. Rechtschaffen, Eric W. Gomberg, Keith R. Gollust, Keith M. Kolerus, Bill R. Bradford and Benjamin J. Goren are participants (collectively the "Participants") in this proxy solicitation.

        We are writing to you in connection with the election of Obrem's six nominees (collectively the "Nominees") named in this Proxy Statement to the board of directors of Micrel (the "Board") and certain other matters set forth below at a special meeting of shareholders (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the "Special Meeting") of the Company to be held at the Company's offices at 2180 Fortune Drive, San Jose, California, at 10:00 am PDT on Tuesday, May 20, 2008. This proxy statement (the "Proxy Statement") and the enclosed GOLD proxy card are first being furnished to the Company's shareholders on or about April 25, 2008.

        We are soliciting proxies for the following:

  •
  To remove the Company's five current directors.

  •
  To amend the Company's bylaws to permit the shareholders to fix the number of directors of the Company in a range, and set the range to be not less than four and not more than seven directors.

  •
  To amend the Company's bylaws to fix the size of the Board at six members, until changed in accordance with the bylaws.

  •
  To elect our six Nominees to the Board.

  •
  To approve a non-binding shareholder resolution recommending that the Board rescind the Company's shareholder rights plan adopted on March 28, 2008.

        This Proxy Statement and the enclosed proxy card are being furnished to Micrel's shareholders by Obrem and the other Participants in connection with the solicitation of proxies from Micrel shareholders to elect Keith R. Gollust, Keith M. Kolerus, Bill R. Bradford, Andrew V. Rechtschaffen, Eric W. Gomberg and Benjamin J. Goren to replace the Company's current Board. The Participants in this solicitation intend to vote all of their Common Shares in favor of the Nominees and the other proposals set forth in this Proxy Statement.

        The Company has set the record date for determining shareholders entitled to notice of and to vote at the Special Meeting as April 3, 2008 (the "Record Date"). Shareholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. According to the Company's Definitive Proxy Statement, filed April 22, 2008, as of the Record Date, there were 71,370,628 Common Shares issued and outstanding and entitled to vote at the Special Meeting. As of the Record Date, the Participants collectively were the beneficial owners of an aggregate of 10,735,690 Common Shares, which represents approximately 15.0% of the Common Shares outstanding.

THIS SOLICITATION IS BEING MADE BY THE PARTICIPANTS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF MICREL. OBREM AND THE OTHER PARTICIPANTS ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE SPECIAL MEETING OTHER THAN THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS WHICH THE PARTICIPANTS ARE NOT AWARE OF BE BROUGHT BEFORE THE SPECIAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

OBREM AND THE OTHER PARTICIPANTS URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF ITS NOMINEES AND THE OTHER PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

IMPORTANT

        Your vote is important, no matter how many or how few Common Shares you own. We urge you to sign, date and return the enclosed GOLD proxy card today to vote FOR the election of our Nominees and the other proposals set forth in this Proxy Statement.

  •
  If your Common Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Obrem Capital Management, LLC, c/o Innisfree M&A Incorporated, in the enclosed envelope today.

  •
  If your Common Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Common Shares, and these proxy materials, together with a voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your Common Shares on your behalf without your instructions.

  •
  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

        Since only your latest dated proxy card will presumptively count, we urge you NOT to return any white proxy card you receive from the Company. Even if you return the white management proxy card marked "withhold" as a protest against the incumbent directors, it could revoke any proxy card you may have previously sent to Obrem Capital Management, LLC. Remember, you can vote for our Nominees only on our GOLD proxy card. So please make certain that the latest dated proxy card you return is the GOLD proxy card.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Obrem's Proxy Statement, please call
Innisfree M&A Incorporated at the phone numbers listed below.

501 Madison Avenue, 20th Floor
New York, New York 10022

CALL TOLL FREE: (888) 750-5834
BANKS AND BROKERS CALL COLLECT: (212) 750-5833

BACKGROUND TO THE SOLICITATION

  •
  We began researching opportunities in the analog semiconductor industry in June 2007.

  •
  We made our first investment in the Common Shares in February 2008.

  •
  On March 12, 2008, we filed a Schedule 13D with the U.S. Securities and Exchange Commission indicating that we had acquired 9.6% of the outstanding Common Shares. In addition, on the same date we sent a letter (the "March 12 Letter") to Micrel's current Board outlining the Company's underperformance relative to its peer group and its own historical performance, as well as what we believed to be its inability to create permanent shareholder value. In that letter, we provided an analysis that we believe showed that Micrel's competitive challenges are rooted in its sub-scale size, which could best be addressed by a sale to a larger competitor. We set forth in the March 12 Letter our willingness to have discussions with the Company's Board to address our concerns. Specifically, we requested (i) a meeting with the Board as soon as possible, (ii) the formation of a special committee to examine how to maximize shareholder value, and (iii) a response from the Company's management or the Board within one week.

  •
  On March 19, 2008, Micrel's general counsel, Mr. Vince Tortolano, called Mr. Andrew V. Rechtschaffen. Mr. Tortolano indicated that the Company had intended to respond to us earlier and was interested in engaging in discussions with Obrem, but was unable to do so due to personal reasons of one of the members of the Board. Mr. Tortolano indicated that Micrel would contact us during the week of March 24th, 2008.

  •
  On March 20, 2008, we filed an amended Schedule 13D. We included a copy of the March 12 Letter in our filing.

  •
  On the morning of March 25, 2008, Micrel issued a press release in which the Company reported that its Board had adopted a limited duration shareholder rights plan, which is commonly referred to as a "poison pill". In the press release, Micrel stated that it reviews its strategy on a regular basis, but made no indication of any intent to form a special committee to examine ways to create permanent shareholder value. Micrel noted, "There is no assurance that any action will be taken as a result of this review."

  •
  In response to Micrel's actions, on the afternoon of March 25, 2008, we sent a private letter (the "March 25 Letter") to the management and Board of Micrel in accordance with the Company's amended and restated bylaws, requesting a special meeting of shareholders for the purpose of, among other items, replacing the members of the current Board with the Nominees named in this Proxy Statement. Our response reflected our concerns that Micrel's management was not interested in engaging in dialogue, and was implementing new policies that could serve to detract from shareholder value. The Company's actions instead reflected an intent to avoid taking any significant actions that we suggested to maximize shareholder value.

  •
  On March 26, 2008, Obrem filed an amended Schedule 13D expressing our disappointment with Micrel's course of action. We included a copy of the March 25 Letter in our filing.

  •
  On March 28, 2008, Micrel filed a Form 8-K report that provided additional detail regarding its "poison pill", including the special privilege conferred upon Ray Zinn and Warren Muller, who were excluded from the constraints imposed by the "poison pill" on all other shareholders. Mr. Zinn and Mr. Muller own 11,893,542 Common Shares and 10,120,321 Common Shares, respectively, according to their most recently filed Form 3 and Form 4 reports.

  •
  On April 2, 2008, Obrem made a filing with the U.S. Securities and Exchange Commission pursuant to Rule 14a-12 stating that Obrem had requested that the Company call a special meeting.

  •
  On April 3, 2008, Obrem made a filing with the U.S. Securities and Exchange Commission pursuant to Rule 14a-12 containing a press release responding to certain statements made by the Company about Obrem's Nominees.

  •
  On April 4, 2008, the Company announced that it had set May 20, 2008 as the date of the Special Meeting.

  •
  On April 10, 2008, Obrem filed its preliminary proxy statement relating to the Special Meeting.

Frequently Asked Questions about
Obrem and the Proposals in this Proxy Statement

Who is Obrem Capital Management?    Obrem Capital Management, LLC is a New York headquartered, value-focused investment firm focused on identifying significantly mispriced securities. Obrem's clients include institutions, endowments, pension funds, and wealthy individuals. Obrem's founder and Managing Member is Andrew V. Rechtschaffen, who was previously a Managing Director at Citadel Investment Group and a Managing Member at Greenlight Capital, LLC.

What is Obrem's familiarity with the semiconductor industry?    While Obrem takes a generalist investment approach, Obrem has significant knowledge of the semiconductor industry. Obrem Senior Investment Analyst Eric W. Gomberg covered technology companies for almost ten years as a sell-side analyst, including eight years as a Senior Semiconductor Analyst at Thomas Weisel Partners ("TWP"). Mr. Gomberg has developed an extensive network of semiconductor industry contacts from his years at TWP. In analyzing Micrel, Obrem utilized a rigorous, fundamental approach and leveraged Mr. Gomberg's extensive contacts as well as insights from Board nominees Keith M. Kolerus and Bill R. Bradford, who collectively have 60 years of semiconductor industry experience.

What is Obrem's confidence that Micrel can be sold?    Obrem rigorously assessed the semiconductor industry landscape when making its investment in Micrel and is confident that the Company is viewed as a very attractive acquisition candidate. In conducting its analysis, Obrem engaged in numerous discussions with semiconductor industry experts to assess Micrel's technology capabilities, potential cost reduction synergies that could be enjoyed by acquirers, and the Company's strengths, weaknesses and opportunities. Obrem has had, and continues to have, discussions with semiconductor "sell-side" analysts, semiconductor market research analysts, semiconductor industry bankers with knowledge of the mergers and acquisitions landscape, senior management of Micrel's competitors, former Micrel sales, marketing, and technology personnel, several of Micrel's customers and distributors, and sales, marketing and technology personnel of Micrel's competitors.

Based on these discussions we believe that despite Micrel's operational challenges, potential acquirers view Micrel as having a strong customer base, a solid technology platform, and the potential for substantial cost reductions. Our discussions suggest to us that the perception of entrenched management, including Ray Zinn's significant insider ownership and position on the Board, has served as a historical deterrent to an acquisition of Micrel. We are confident that if Micrel were to explore a sale of the entire Company there would be an active bidding process, which we believe should lead to the creation of permanent value for shareholders through the realization of a significant premium to Micrel's current trading price.

What is the timing of a sale process?    Obrem's intention is to have the Company engage an investment bank with semiconductor industry expertise to pursue a sale process as soon as possible following the Special Meeting of shareholders on May 20, 2008. The objective of the process would be to negotiate and consummate a transaction that achieves full and fair value for all Micrel shareholders, in accordance with the Board's fiduciary duties. Obrem is optimistic that the sale process could begin as early as June 2008, with bids received sometime during the third quarter.

For what price does Obrem expect Micrel to be sold?    In a competitive sale situation, Obrem believes that a sale of Micrel would occur at a substantial premium to its current share price. In this Proxy Statement, Obrem provides its analysis of the operational cost savings that Obrem believes an acquirer would enjoy in a purchase of Micrel. In conjunction with industry experts, including Nominees Mr. Kolerus and Mr. Bradford, Obrem has estimated that cost savings would boost Micrel's estimated 2008 net income from approximately $40 million to approximately $67 million. In addition, Obrem estimates that an acquirer could reduce capital expenditures annually from $20 million to $5 million, a $15 million reduction and improvement to cash flow. Finally, our estimate does not include potential top-line synergies. Obrem's investment philosophy focuses on investing only in situations that are significantly mispriced, and Obrem believes the substantial mispricing of Micrel's Common Shares will be resolved through the premium received by all shareholders in a sale process.

What is Obrem's plan if Micrel does not receive an appropriate bid?    Obrem is focused on ensuring that all Micrel shareholders receive full and fair value for their investments in Micrel. While Obrem believes Micrel will receive compelling offers from potential acquirers, Obrem is also confident that its Nominees can enhance shareholder value in the absence of an immediate bid for the Company in a way existing management has not. Obrem has nominated directors with experience managing public companies, running large semiconductor operations, and making complex financial decisions. Importantly, Mr. Kolerus and Mr. Bradford have both worked at large, global semiconductor companies. They have significant industry knowledge, as well as a deep network of industry experts whom they can access.

In the event of an unsatisfactory sale process, our Nominees, in conjunction with industry experts, would perform a comprehensive evaluation of Micrel's operations. Included would be a cost-benefit analysis of closing Micrel's semiconductor fabrication plant (a "fab") and migrating to an outsourced model. The Nominees would be prepared to pursue strategic alternatives that maximize Micrel's profitability and create value for shareholders, and would not be beholden to legacy beliefs on how the business should be managed. The Nominees would evaluate the efficiency of selling, general and administrative expenses and research and development expenses, and would focus on returning Micrel to levels of operating profitability that are in line with peers and its own historical operating margins. Spending would be reduced in areas that do not meet appropriate return parameters or that have low probabilities of success, and Micrel's unnecessarily complex product definition and development would be simplified. While the Nominees intend to retain key members of management to ensure continuity, they would be prepared to make appropriate hires to ensure Micrel has a management team that can produce tangible results for shareholders. Obrem believes all shareholders benefit from an independent board overseeing management and enforcing a focus on achieving improved operational performance.

Does Obrem benefit disproportionately if their Nominees are elected?    Obrem's interest in permanent shareholder value creation is fully aligned with all other shareholders of Micrel and Obrem will derive benefits equivalent to all other shareholders if its Nominees are elected. As the largest institutional shareholder, Obrem is highly incentivized for Micrel to be sold for a full and fair price. Unlike members of the existing Board and management, which may have an emotional attachment to the Company, a focus on preserving their own jobs, or other considerations outside of their fiduciary obligations to the Company's shareholders, Obrem's and the Nominees' primary focus is the achievement of significant permanent value creation for shareholders. Obrem would have no rights or benefits that differ from other shareholders if the Nominees are elected.

As Micrel's largest institutional shareholder, Obrem, like all other shareholders, stands to benefit from an increase in the price of Micrel's shares. Moreover, Obrem believes that all shareholders benefit from the creation of shareholder value through a sustained increase in share price over time. We believe that Micrel's management has failed to create permanent value to shareholders, with shares trading at a price lower than they were 10 years ago, and significantly below the levels attained from 1999 through 2001. Obrem acknowledges that shares of Micrel may increase on a short-term basis from time-to-time due to changes in the broader stock market or a cyclical updraft in the semiconductor industry; however, Obrem believes that meaningful value creation is unlikely without fundamental operational improvement. Without fundamental improvement, including meaningful revenue growth and margin expansion, we believe that share price improvement will likely prove temporary, as has been the case over the last decade. Operational improvement entails significant execution risks and uncertainties, made even more challenging due to Micrel's subscale operations, and an increasingly competitive environment. We believe that the likelihood of greater operational success would be enhanced by the establishment of an independent board that will increase management's accountability.

While Obrem is confident that the establishment of an independent board would prove beneficial to Micrel and its shareholders, Obrem believes operational improvements entail risks and uncertainties. Obrem believes there is currently significant interest from larger, better capitalized semiconductor industry competitors in acquiring Micrel. We believe that an acquisition, at a substantial premium to the current share price, would create meaningful value for shareholders. Also, we believe that potential acquirers could benefit from capturing synergy benefits and would face less execution risk due to greater scale and resources. Notably these synergy benefits, and the likely premium an acquirer would pay for these benefits, are not achievable for Micrel as a standalone entity and do not currently benefit shareholders. A sale, at a substantial premium to current prices, benefits both Obrem and, in our view, all shareholders equally, and importantly, eliminates the risk of uncertain operational improvements. In the event a sale is not possible at a full and fair price, an independent board would help to ensure that management is accountable for its results.

REASONS FOR THE SOLICITATION

        As the beneficial owner of 10,735,690 Common Shares, representing approximately 15.0% of the issued and outstanding voting securities, Obrem is the largest institutional shareholder of Micrel. As such, Obrem is fully aligned with other shareholders in its desire to maximize the value of its holdings in Micrel. We are soliciting your support to remove the current Board and elect our Nominees at the Special Meeting. We believe the current directors have failed to create permanent value for shareholders and are not willing to take the necessary steps to do so going forward. In their place, we encourage you to elect our Nominees, whom we believe are eminently qualified and committed to maximizing shareholder value, including pursuing an immediate sale of the Company to a strategic buyer.

EXECUTIVE SUMMARY

        Obrem seeks the immediate removal of Micrel's current Board. We believe the Company has performed unsatisfactorily in recent years and that the current Board is unwilling to pursue strategic alternatives to maximize shareholder value. Below, we detail why we believe the Company would be most valuable as part of a larger industry peer, and discuss Micrel's underperformance, both in terms of its operations and Common Share price history. Our Nominees will be focused primarily on pursuing an immediate sale of the Company, which we believe maximizes shareholder value in both the near-term and long-term.

  1.
  Significant Value Can be Created Through a Sale of Micrel.    We believe that a larger acquirer could dramatically reduce costs at Micrel, unlocking significant value. Obrem estimates Micrel should provide Net Income of approximately $67 million to a buyer, roughly 67% higher than the approximately $40 million we estimate for 2008 on a standalone basis. In addition, Obrem believes an acquirer could reduce Micrel's capital expenditures annually from $20 million to $5 million, a $15 million reduction and improvement to cash flow.

  2.
  The Analog Market is Ripe for Consolidation and Micrel is Viewed as an Attractive Acquisition Target.    While the analog sector of the semiconductor industry is ripe for consolidation and Micrel is widely viewed as an attractive acquisition candidate, we believe, based in part on input from persons with extensive experience in the semiconductor industry, that the perception of an entrenched management, as well as Mr. Zinn's position on the Board, has deterred potential acquirers.

  3.
  Micrel's Financial Performance Has Been Unsatisfactory.    Micrel's revenue and EPS growth from 1999 – 2007 has lagged its peers and the industry. Operating margins, which are at the lower end of the peer group range, are below its historical levels.

  4.
  Micrel's Common Share Price Performance Has Been Unsatisfactory and Management Has Failed to Create Permanent Shareholder Value. Common Shares of Micrel have underperformed peers and have actually declined over the past ten years.

  5.
  Micrel Faces Substantial Operational Challenges as a Standalone Public Company.    Micrel has a significantly underutilized manufacturing facility, a bloated operating expense structure, and a demonstrated inability to accurately forecast its business.

  6.
  We Question the Company's Recent Corporate Governance Practices and Actions.    We are concerned with Micrel's corporate governance, including the adoption of a "poison pill" in March 2008. We are also disappointed with the apparent double standard the Company has employed in granting unique rights under the "poison pill" to select personnel, specifically Mr. Zinn and Mr. Muller. We are also concerned that bona fide approaches from potential acquirers may have been rebuffed out of hand without consideration from Micrel's Board without regard to maximizing shareholder value. Our concern is increased due to the Board's apparent unwillingness to form a special committee to evaluate methods to enhance shareholder value.

  We Believe the Election of Our Proposed Nominees Represents the Best Opportunity for Shareholders to Maximize the Value of Their Stakes.

1.
Significantly More Value Can be Created Through a Sale of Micrel Than Through Continued Operations as a Standalone Company

        We believe a sale of Micrel can create value that is not otherwise achievable as a standalone company. We have consulted with many persons with extensive semiconductor experience who have contributed to our analysis, including Keith M. Kolerus and Bill R. Bradford, two of our Board Nominees, who collectively possess more than 60 years of semiconductor industry experience. We had these discussions with individuals at large semiconductor companies who have acquired smaller competitors, implemented restructurings, and have analyzed appropriate operating cost structures, These conversations included discussions regarding manufacturing, outsourcing, product development, marketing strategy, research and development, selling, general and administrative spending, pricing, and competition.

        We believe a larger acquirer could dramatically reduce costs at Micrel. Specifically, we estimate that the Net Income Micrel could provide to a buyer would be approximately $67 million, a 67% increase from the $40 million we estimate the company will generate in 2008 on its own. This improvement is driven solely by operational cost-reduction efficiencies. In addition, we believe an acquirer could reduce capital expenditures annually from $20 million to $5 million, a $15 million reduction and improvement to cash flow.

Expected Acquisition Synergies

Source: Obrem estimates

Our estimates are based on the following assumptions:

  •
  Standalone 2008 Net Income of $40 million is based on our estimate for Micrel's 2008 GAAP Net Income.

  •
  We estimate Micrel's 2008 selling, general and administrative expenses to be $46 million. Within selling, general and administrative expenses, we estimate that slightly over one-third, or $16 million, relates to general and administrative expenses, including executive salaries, accounting, back-office, data processing, public company expenses, and other overhead expenses. We believe general and administrative expenses could be largely, if not completely, eliminated, resulting in $10.2 million contribution to Net Income.1 We believe the remaining $30 million in selling expense could be reduced by at least $10 million ($6.4 million after-tax). The acquirer could consolidate Micrel's redundant sales offices in Korea, Japan, Taiwan, China and Singapore, and throughout Europe, and eliminate non-essential sales personnel globally. Given Micrel's high reliance on independent sales representatives and distribution, we believe an acquirer could effectively consolidate Micrel's sales force and retain top performers without dislocation. We would expect the acquirer to maintain marketing spending at current levels.

1
Contribution to Net Income estimates are based on a 36% GAAP tax rate.

  •
  We estimate Micrel's 2008 research and development expense to be $56 million. We believe the process engineering portion could be largely, if not completely, eliminated. As Micrel does not report process engineering separately from chip design and other expenses, estimating this value is difficult. We expect that an acquirer would retain most of Micrel's chip design staff, but could save on computer aided design ("CAD") tools, prototyping and office space. In aggregate, we believe an acquirer could generate at least 20 to 30% savings on the current research and development expense base, or $11 million ($7.2 million contribution to Net Income) on the low end. Obrem believes that research and development cost savings could be as much as 50% of the current research and development expense base, or $28 million ($17.9 million contribution to Net Income) for an acquirer with appropriate capabilities.

  •
  We estimate an acquirer could reduce cost of goods sold by at least $5 million ($3.2 million contribution to Net Income) off an expected base of $114 million in 2008. Specifically, we believe a larger company could benefit from lower materials costs, more efficient manufacturing (requiring less direct labor), and an optimized, lower-cost outsourcing program.

        In total, we believe cost reductions as the result of an acquisition of Micrel could increase Micrel's Net Income from approximately $40 million to approximately $67 million, an amount Micrel would struggle to realize as a standalone company. Our analysis does not include potential top-line synergies from cross selling and product enhancement, which we believe could be significant, nor does our analysis assume potential working capital improvements from being part of a larger, more efficient organization.

        In addition, we believe an acquirer could enjoy savings on capital expenditure of $15 million annually. This assumes that our currently estimated 2008 spending of $20 million can be reduced to just $5 million by closing Micrel's fab and shifting production into the acquirer's existing facilities and/or to foundry partners. If the acquirer were capacity constrained, it could utilize the acquired fab, thereby eliminating some of its own capital expenditures while enjoying highly attractive incremental gross margins.

        In addition to the aforementioned synergies, an acquirer would obtain property, plant and equipment with a book value of $82.6 million, which includes over $53.5 million of land and buildings, mostly in San Jose, California, which we estimate could represent an additional $1 per share of value in an acquisition. Finally, Micrel also had $107.7 million of cash and investments at year-end 2007.

        Our Nominees, if elected, intend to engage strategic advisors to sell the Company at a full and fair value for all Micrel shareholders. Based on our in-depth understanding of the market, our conversations with industry experts, and our analysis of the synergies possible through an acquisition, we believe there would be strong interest in acquiring Micrel, and that shareholders would receive a substantial premium to the current share price.

2.
We Believe the Analog Semiconductor Market is Ripe for Consolidation, and that Micrel is Viewed as an Attractive Asset

        Obrem believes the analog semiconductor market is ripe for consolidation due to excessive fragmentation and moderating industry growth rates. Analog is the most fragmented segment of the semiconductor industry with five companies accounting for just over 50% of industry sales versus 70% for memory, 90% for digital signal processing ("DSP"), and almost 100% for the field programmable gate array ("FPGA") and microprocessor segments. We have spoken with numerous persons with extensive experience in the semiconductor industry, including members of management of large, well-capitalized semiconductor companies, private equity investors with interests in semiconductor companies, "sell-side" semiconductor analysts, semiconductor market research analysts and semiconductor industry bankers who believe the market could benefit from consolidation and that many larger players are currently interested in making acquisitions. As recently as April 21, 2008, Texas Instruments on its 1st Quarter 2008 earnings conference call acknowledged its interest in "targeted acquisitions" in the analog segment.2 Furthermore, many semiconductor companies have unprecedented cash balances and substantial free cash flow to support an acquisition, especially in this low interest rate environment.

2
Kevin March, CFO, Texas Instruments Q1 2008 earnings call transcript (April 21, 2008).

        While there have been only a moderate number of mergers and acquisitions in the analog semiconductor industry historically, we expect the pace of consolidation to accelerate. Recent industry analyses share our perspective:

  "In our view consolidation is inevitable... In addition, small and low growth companies that entertain M&A as an exit strategy might salvage value for investors, rather than holding on and facing potential erosion of equity over time... Within our coverage universe, potential acquisition candidates include VLTR, MCRL, IRF and MPWR."

    Goldman Sachs, Assuming coverage: Targeting defensive attributes in current tape, March 27, 20083

3
Goldman Sachs is not a party to, and has not endorsed, our proxy solicitation and has not consented to the use of statements that we attribute to them in connection with this proxy solicitation.

  "We have long held the view that the analog industry needs to consolidate. We believe there is an increased appetite for acquisitions given the prospects for slower growth and depressed valuations. We believe the four catalysts that could drive consolidation include the following: (1) The view that acquisitions are a taboo is changing, with credit to Texas Instruments and Intersil; (2) Moderating long-term growth; (3) Opportunities to accelerate growth without diluting margins; (4) Increasing shareholder pressure to generate higher returns on cash.

  "We believe ON Semiconductor looked at several opportunities before announcing the AMIS deal. Microchip also recently indicated that the company might look at an acquisition to jumpstart its analog business. We also believe ADI and TI could accelerate their penetration into the power management market this year, if meaningful design wins do not materialize."

    Lehman Brothers, Time to Buy Analog: U/G ADI FCS ISIL MSCC, March 24, 20084

4
Lehman Brothers is not a party to, and has not endorsed, our proxy solicitation and has not consented to the use of statements that we attribute to them in connection with this proxy solicitation.

        Numerous persons we have spoken to with extensive experience in the semiconductor industry have said that Micrel is widely viewed as an attractive acquisition candidate despite the Company's operational challenges. We believe that Micrel has a solid technology platform, an excellent customer base, and a reputation as a quality supplier, all of which could be utilized by a larger organization while dramatically reducing costs.

        Our discussions with people with extensive experience in the industry also suggest that the perception of an entrenched management, including Ray Zinn's significant insider ownership stake and position on the Board, has deterred potential acquirers. We are confident that if Micrel were to explore a sale of the Company, there would be an active bidding process with multiple bidders. We believe this should lead to the creation of permanent value for shareholders through the realization of a significant premium to Micrel's current trading price.

3.
We Believe Micrel's Financial Performance Has Been Unsatisfactory

        We have performed an extensive analysis of Micrel's operating performance and have found it ranks near the bottom of its peer group. In our March 12 Letter to the Board, we included extensive data supporting these conclusions.

        There are several items we believe are noteworthy and worrisome. First, Micrel's revenue growth has trailed its peers and the industry from 1999 through 2007, with revenue growth below that of the industry in six of the last seven years.

Revenue of Analog Sector, Semiconductor Industry and Micrel 1999-2007

										CAGR 99-07	CAGR 02-07
	1999	2000	2001	2002	2003	2004	2005	2006	2007

Analog Sector ($bn)	22	31	23	24	27	31	32	37	37	6.5%	8.8%
y/y growth		38.0%	-23.9%	3.0%	12.1%	17.2%	1.6%	15.7%	-1.1%
Semiconductor Industry ($bn)	149	204	139	141	167	213	228	248	254	6.9%	12.6%
y/y growth		36.8%	-32.0%	1.2%	18.3%	27.9%	6.8%	8.9%	2.7%
Micrel ($mn)	200	346	218	205	212	258	250	273	258	3.2%	4.7%

y/y growth		73.2%	-37.1%	-6.0%	3.4%	21.7%	-2.8%	9.2%	-5.6%

Source: Company reports, World Semiconductor Trade Statistics5

5
World Semiconductor Trade Statistics is not a party to, and has not endorsed, our proxy solicitation and has not consented to the use of data that we attribute to them in connection with this proxy solicitation.

        Deutsche Bank, in its high-performance analog ("HPA") industry note of March 25, 2008, also identifies Micrel as having the lowest three, four, and five year revenue compound annual growth rates among a group of ten peers.6

6
Deutsche Bank is not a party to, and has not endorsed, our proxy solicitation and has not consented to the use of statements that we attribute to them in connection with this proxy solicitation.

        Micrel's bottom line has also disappointed with an earnings per share compound annual growth rate of 3.3% from 1999 to 20077, which is among the lowest in its peer group. While management highlights Micrel's gross margin improvement, it neglects to adequately address operating margins, which are not only at the lower end of the HPA industry, but are also below historical levels. Micrel reached peak GAAP operating margins of 29.9% during the "tech bubble" in 2000, and achieved 24.4% GAAP operating margins in 1999, but had GAAP operating margins of just 18.4% in 2007.

7
Earnings per share are based on GAAP excluding one time benefits or charges, net of tax effects.

  Micrel GAAP Margins 1999, 2000, 2007

	1999	2000	2007

Gross margin	55.2%	57.0%	57.1%
Operating margin	24.4%	29.9%	18.4%

Source: Company filings, Bloomberg

        This margin profile is even more disconcerting given that 2007 revenues were approximately 30% higher than in 1999, indicating the business has experienced negative operating leverage. Most of Micrel's high performance analog peers are currently exceeding their 1999 margins, with most also growing revenue more rapidly than Micrel over the corresponding eight-year period.

4.
Micrel's Stock Price Performance Has Been Unsatisfactory and Management Has Failed to Create Permanent Shareholder Value

        Micrel's 10-year historical stock price performance is the worst among its peers, which reflects the Company's poor operational performance.

Peer Group Price Performance April 3, 1998 to April 3, 2008

		Price on April 3, 1998	Price on April 3, 2008
				Percent Change
Company	Ticker

Analog Devices	ADI	$17.25	$30.71	78.0%
Linear Technology Corporation	LLTC	$17.72	$32.53	83.6%
Maxim	MXIM.PK	$18.34	$19.97	8.9%
Microsemi Corporation	MSCC	$3.97	$24.63	520.4%
Semtech	SMTC	$6.19	$15.26	146.5%
Texas Instruments	TXN	$13.92	$30.13	116.5%
Semiconductor Industry Index	SOX	305.53	370.49	21.3%
Micrel	MCRL	$9.88	$9.25	(6.3)%

Source: Bloomberg8

8
Bloomberg is not a party to, and not endorsed, our proxy solicitation and has not consented to the use of data that we attribute to them in connection with this proxy solicitation.

        Over the ten year period ending April 3, 2008, the record date for determining shareholders entitled to vote at the Special Meeting, Micrel's Common Shares have actually declined 6.3% from $9.88 to $9.25. During this period, the Company has paid out dividends of only $0.12 per share in total. We believe ten years is a meaningful amount of time for management to establish a performance track record and provides more than ample opportunity to create permanent shareholder value. In our view, the Board has not been successful in creating shareholder value over this time.

        While the semiconductor industry is inherently cyclical and volatile, we believe Micrel management's record over the past decade is unacceptable, and should be found unacceptable by all shareholders. Micrel's relative share price performance has been poor and would likely compare even less favorably had Obrem not accumulated an approximately 15.0% stake since February 2008. We believe a sale to a strategic buyer could result in significant permanent value creation without relying on a cyclical industry upturn.

5.
Micrel Faces Substantial Operational Challenges as a Standalone Public Company

        We have conducted a detailed analysis and consulted with numerous persons with extensive industry experience, including Mr. Kolerus and Mr. Bradford, two of our Board Nominees who collectively have more than 60 years of semiconductor industry experience, to understand Micrel's operational challenges. We believe these challenges are substantial and will prove difficult to surmount if Micrel remains a standalone company. Among the operational challenges we have identified are significant capacity underutilization, an undeveloped product outsourcing strategy, a bloated operating expense structure, and a subscale revenue base that makes forecasting challenging and has caused significant historical forecasting errors.

        Capacity Utilization and Product Outsourcing

        Micrel's capacity utilization in 2007 was approximately 60% in the first quarter, approximately 50% in the second quarter, approximately 60% in the third quarter and approximately 57% in the fourth quarter, with guidance that first quarter 2008 utilization would be sequentially lower. Micrel notes in its Annual Report on Form 10-K for the year ended December 31, 2007 (the "2007 10-K") that:

  "The Company's gross margin, operating margin and net income are highly dependent on the level of revenue and capacity utilization that the Company experiences. Semiconductor manufacturing is a highly capital-intensive business resulting in high fixed costs. If the company is unable to utilize its installed wafer fabrication or test capacity at a high level, the costs associated with these facilities and equipment would not be fully absorbed, resulting in higher average unit costs and lower profit margins."

        There is no evidence Micrel has offered to suggest an imminent improvement in revenue that would materially enhance its utilization. Our analysis suggests that Micrel's low utilization could cause the Company to make suboptimal product design and manufacturing decisions. According to the 2007 10-K, Micrel ships over 2,000 standard products using at least eight different process technologies in its 6" fab. We believe the fab is not equally efficient for all products and that multiple processes create manufacturing inefficiencies. In addition, given its lack of scale, Micrel is not in a position to transition to more cost-efficient 8" wafers, an upgrade common among its larger peers. Lehman Brothers, in its March 24, 2008 analog sector upgrade (Time to Buy Analog: U/G ADI FCS ISIL MSCC) noted that "in addition, several companies have upgraded to more efficient (8-inch) manufacturing facilities and increased the percentage of outsourcing to foundry (ADI, ISIL, MSCC, MCHP, MXIM)."9

9
Lehman Brothers is not a party to, and has not endorsed, our proxy solicitation and has not consented to the use of statements that we attribute to them in connection with this proxy solicitation.

        Furthermore, we believe it is difficult for Micrel as a sub-scale standalone company to shift its production to more efficient third-party foundries. In response to an analyst's suggestion of increasing flexibility through outsourcing, during Micrel's quarterly earnings conference call on July 25, 2007, Micrel CEO Ray Zinn responded:

  "(W)e try to build all the products we can...Well, I have to absorb those fixed costs...I mean, by outsourcing I would make my factory run less absorbed. If I'm running at 50% capacity and I'm doing $260, 270 million in revenue, I can do double that if I can fill my factories. So we want to double our revenue. We want to double our fab utilization, not minimize actually shrink it."

        Operating Expenses

        Micrel's operating expenses have grown dramatically since 2004 without a corresponding increase in revenue. Specifically, according to Micrel's own public filings, on a GAAP basis from 2004 to 2007, selling, general and administrative expenses increased 17% from $38.6 million to $45.0 million and research and development expenses grew 28% from $42.5 million to $54.5 million, but revenue increased only $0.4 million from $257.6 million to $258.0 million. We are not optimistic that management will change its approach and rationalize expenses. Poor spending decisions have plagued the Company for some time, as Goldman Sachs wrote in 2005:

  "MICREL'S COST STRUCTURE IS NOT QUITE ALIGNED WITH A STANDARD LINEAR BUSINESS MODEL. We believe that Micrel's returns will continue to lag other analog peers in our coverage since its cost structure is commensurate with a larger company and a higher growth rate than the current environment would suggest. For example, CEO Ray Zinn stated the cost structure is in place for a $80 million quarterly sale run-rate – or 30% above the current level. In addition, Micrel's own estimate for industry growth this year is 8-10% – more than double our estimate...which we view as optimistic... Micrel seems to expect low double-digit growth for its own sales in 2005, compared to our estimate of flat Y/Y growth... Finally, Micrel is now qualifying a 0.35-micron process, which appears to be driven by its HBW development rather than any current or imminent product development efforts in its analog business. This is another example of Micrel's relative over-investment in its communications businesses at the expense of the core analog business, without a clear justification from a return on investment perspective."

          Goldman Sachs, "Analyst day reveals improving mix and cost structure, but valuation remains challenging," May 5, 200510

10
Goldman Sachs is not a party to, and has not endorsed, our proxy solicitation and has not consented to the use of statements that we attribute to them in connection with this proxy solicitation.

        Subscale Revenue Base and Forecasting Challenges

        In 2005, Micrel failed to achieve its low double-digit revenue growth forecast cited above and ultimately experienced a 2.8% year-over-year top-line decline. Micrel has consistently had trouble forecasting its business. On its quarterly earnings conference call held on April 25, 2007, Micrel indicated it expected the semiconductor industry to grow 5-10% in 2007, and CEO Ray Zinn claimed Micrel "will outgrow the industry, even given our slower start that we are seeing, so our design wins are at an all-time high." Revenues eventually declined 5.6% for the year, below Micrel's expectations and the industry growth rate. As recently as its earnings conference call held on October 25, 2007, Micrel gave overly optimistic guidance, guiding 2-4% sequential growth for the fourth quarter of 2007. In response to an analyst's question, Ray Zinn stated:

  "Well, I mean, up 2 to 4 is not exactly blowing the barn doors off, but just based on order of momentum we're seeing in the early part of the quarter here, and we do get a bottom's up forecast from our sales force. Now, as you pointed out, we've had a difficult time forecasting our revenue... As they say, the stars are not lining up in the right place. But your point's well taken. I'm just forecasting what I think is going to happen. Our number, it's conservative."

          Ray Zinn, Micrel's earnings conference call, October 25, 2007

        On January 3, 2008, Micrel issued a press release that contained a negative preannouncement, and on January 31, 2008, the Company issued a press release reporting that fourth quarter revenue had declined 1% sequentially. We believe this ongoing pattern of inaccurately forecasting the business should give investors great pause when considering Micrel's promises of improved financial performance.

        We believe the changing industry dynamics are making it challenging for smaller players to compete effectively and accurately forecast and manage their businesses. They are forced by suppliers to carry larger amounts of inventory and are increasingly impacted by adjustments to order patterns. Micrel acknowledges this problem in the risk factor section of the 2007 10-K:

  "The short lead time environment in the semiconductor industry has allowed many end consumers to rely on semiconductor suppliers, stocking representatives and distributors to carry inventory to meet short term requirements and minimize their investment of on-hand inventory. Over the past several years, customers have worked to minimize the amount of inventory of semiconductors they hold... As a consequence customers are generally providing less order backlog to the Company and other semiconductor suppliers, resulting in short order lead times and reduced visibility into customer demand. As a consequence of the short lead time environment and corresponding unpredictability of customer demand, the Company has increased its inventories approximately 20% over the past five to six years to maintain reliable service levels."

        We believe Micrel will continue to face significant operational challenges that could be successfully addressed through its acquisition by a larger competitor.

6.
We Question the Company's Recent Corporate Governance Practices and Actions

        We have concerns with Micrel's corporate governance, including the recent adoption of a shareholder rights plan, or a "poison pill", in March 2008.

        In the March 12 Letter, we made a clear effort to engage Micrel's management and Board to discuss our perspectives regarding permanent value creation. On March 19, 2008, Micrel's general counsel informed us that due to a personal matter, the Board had not been able to respond to us, but would do so the following week. On March 25, 2008, Micrel enacted a "poison pill." As of the date of this Proxy Statement, we still have not received a call from Ray Zinn or anyone on Micrel's Board.

        Obrem recognizes that there are differing views as to the effectiveness and potential benefits of poison pills to shareholders under certain circumstances.11 However, for the reasons below we question management's contention that the current rights plan is beneficial for all shareholders, and disagree with the statement that the plan is "designed to ensure that all of the Company's shareholders receive fair and equal treatment in the event of any unsolicited takeover of the Company and to protect shareholders from...other abusive or coercive tactics to gain control of the Company without offering an adequate price to all shareholders." As Micrel's largest institutional shareholder, we have the same interest as all of the Company's shareholders in protecting against abusive or coercive tactics. Rather than ensuring adequate consideration for all shareholders, we believe this rights plan is a classic anti-takeover device that reduces the likelihood of a takeover and reinforces the impression that Micrel is not open to a sale, regardless of price. This conclusion is supported by the fact that Micrel adopted a limited duration poison pill that expires after one year, suggesting that Micrel's primary objective was not to protect the long-term interest of its shareholders.

11
"The debate surrounding poison pills has become as heated as the takeover wars which spawned their birth. Supporters contend that the adoption of poison pills allows management to negotiate in the best interests of the shareholders, to protect shareholders from tender offers at inadequate prices and to forestall abusive takeover practices such as partial offers. Critics of poison pills, conversely, argue that the pills make takeovers virtually impossible, entrench inefficient management and effect a change of internal corporate structure without shareholder approval." Martin M. Cohen, Note, "Poison Pills" as a Negotiating Tool: Seeking a Cease-Fire in the Corporate Takeover Wars, 1987 Colum. Bus. L. Rev. 459.

        Micrel's poison pill provides for different treatment of the Company's insiders. Specifically, the poison pill cannot be triggered by Raymond Zinn, Micrel's chief executive director, or Warren S. Muller or either of their respective affiliates regardless of the size of their holdings. While Obrem recognizes that poison pills often provide exclusions for large existing shareholders, such exclusions do not customarily permit excluded shareholders from acquiring an unlimited number of additional shares as is the case in the Micrel poison pill. We are disappointed by this double standard, and struggle to see what benefits the shareholders receive through the introduction of this "poison pill."

        We are also concerned that bona fide approaches from potential acquirers may have been rebuffed out of hand without consideration by Micrel's Board, without regard to maximizing shareholder value. Obrem believes that a Board has the right to assess whether a full and fair price is being offered by a potential acquirer. However, Obrem believes that in order to make a meaningful assessment, a Board must at least engage in conversations with potential acquirers who have genuine interest and the financial wherewithal to consummate an acquisition. The Company's apparent unwillingness to consider the forming of a special committee, as per Obrem's request in its March 12 Letter, suggests the Board may be unwilling to consider all means of enhancing shareholder value. If the Board has neglected to even consider bona fide approaches from potential acquirers, we view that as an indication of its lack of focus on creation of permanent shareholder value, instead prioritizing maintaining its control of the Company.

WE BELIEVE THE ELECTION OF OUR PROPOSED NOMINEES REPRESENTS THE BEST OPPORTUNITY FOR SHAREHOLDERS TO MAXIMIZE THE VALUE OF THEIR STAKES.

        Our six highly qualified Nominees, who, if elected, will constitute the entirety of the Board, have substantial financial, managerial, operational, and semiconductor industry experience. In the event a third-party acquisition proposal is not promptly consummated, the Nominees have the right mix of relevant experience to oversee the strategic direction of Micrel. If our Nominees are elected and the company continues as a going concern, all shareholders would be represented by a board that includes the largest shareholder and is committed to holding management accountable for achieving key metrics and results that drive shareholder returns, including sustainable growth in operating profits and return on invested capital. The current model of management disappointing investors and not being taken to task by the Board, which is dominated by CEO Ray Zinn, would cease to exist.

  •
  Keith R. Gollust has over 30 years of investment experience. Along with Paul Tierney, Mr. Gollust is a founding partner of Gollust, Tierney and Oliver, a private investment firm founded in 1978. Mr. Gollust has a record of enhancing and creating permanent shareholder value matched by few in the investment industry, across a variety of sectors. Mr. Gollust also has significant managerial experience, including his current position as Chairman of the Board of Synta Pharmaceuticals.

  •
  Keith M. Kolerus has 40 years of semiconductor industry experience. Mr. Kolerus worked at National Semiconductor for 25 years, where he was on the company's management committee from 1990 to 1998, and headed the company's business in Japan from 1993-1998. Mr. Kolerus was recently Chairman of ACI Electronics, a semiconductor distribution company, which he grew from 2003 to 2008, before selling it to Arrow Electronics earlier this year for $60 million. Mr. Kolerus also serves on the Board of Agilysys.

  •
  Bill R. Bradford has over 20 years of semiconductor industry experience. He ran the sales and marketing organizations for two global semiconductor companies, Freescale Semiconductor and ON Semiconductor. He has extensive experience in restructuring and improving semiconductor sales organizations.

  •
  Andrew V. Rechtschaffen is the founder and Managing Member of Obrem Capital Management, LLC. Mr. Rechtschaffen was a Managing Director at Citadel Investment Group and, prior to that, a Managing Member at Greenlight Capital, LLC. Prior to Greenlight, Mr. Rechtschaffen was an Associate in the Investment Banking division at Morgan Stanley, focusing on mergers and acquisitions.

  •
  Eric W. Gomberg is a Senior Investment Analyst at Obrem Capital Management, LLC. Prior to Obrem, Mr. Gomberg covered technology companies as an Equity Research Analyst for almost 10 years. Most recently he was a Managing Director and a founding member of the research department of Thomas Weisel Partners, where he was the Senior Semiconductor Analyst. Mr. Gomberg covered leading analog companies and has a wide range of contacts within the semiconductor industry.

  •
  Benjamin J. Goren has 18 years of financial advisory and investment experience. Mr. Goren is a Principal at GCG Capital where he provides strategic advisory services for management buyouts, capital raises and organizational restructuring. Mr. Goren has provided operational advisory and valuation services in a variety of industries, including semiconductors.

        We believe the election of the Nominees represents the best means for shareholders to maximize the value of their Common Shares.

        Obrem is focused on ensuring that all Micrel shareholders receive full and fair value for their investments in Micrel. While Obrem believes Micrel will receive compelling offers from potential acquirers, Obrem is also confident that its Nominees can enhance shareholder value in the absence of an immediate bid for the Company in a way existing management has not. Obrem has nominated directors with experience managing public companies, running large semiconductor operations, and making complex financial decisions. Importantly, Mr. Kolerus and Mr. Bradford have both worked at large, global semiconductor companies. They have significant industry knowledge, as well as a deep network of semiconductor industry experts whom they can access.

        In the event of an unsatisfactory sale process, our Nominees, in conjunction with industry experts, would perform a comprehensive evaluation of Micrel's operations. Included would be a cost-benefit analysis of closing Micrel's fab and migrating to an outsourced model. The Nominees would be prepared to pursue strategic alternatives that maximize Micrel's profitability and create value for shareholders, and would not be beholden to legacy beliefs on how the business should be managed. The Nominees would evaluate the efficiency of selling, general and administrative expenses and research and development expenses, and would focus on returning Micrel to levels of operating profitability that are in line with peers and its own historical operating margins. Spending would be reduced in areas that do not meet appropriate return parameters or that have low probabilities of success, and Micrel's unnecessarily complex product definition and development would be simplified. While the Nominees intend to retain key members of management to ensure continuity, they would be prepared to make appropriate hires to ensure Micrel has a management team that can produce tangible results for shareholders. Obrem believes all shareholders benefit from an independent board overseeing management and enforcing a focus on achieving improved operational performance.

PROPOSAL NUMBER ONE
REMOVAL OF DIRECTORS

        The Company currently has five members on its Board. Pursuant to the California Corporations Code, any or all of the Company's directors may be removed without cause by the affirmative vote of a majority of the outstanding Common Shares of the Company entitled to vote.

        In this "Proposal Number One", Obrem is asking the Company's shareholders to vote for the removal of each of the Company's current directors, effective immediately.

        OBREM RECOMMENDS THAT YOU VOTE FOR THE REMOVAL OF THE DIRECTORS ON THE ENCLOSED GOLD PROXY CARD

PROPOSAL NUMBER TWO
AMENDMENT OF BYLAWS TO PERMIT
SHAREHOLDERS TO ESTABLISH SIZE OF BOARD OF DIRECTORS

        Pursuant to the California Corporations Code, the Company's Bylaws may be adopted, amended or repealed by the affirmative vote of a majority of the outstanding shares of the Company entitled to vote.

        Obrem is seeking approval to amend the Company's amended and restated bylaws to permit the number of directors of the Company to be fixed within the range established by the Bylaws by resolution adopted by "approval of the shareholders" as defined in Section 153 of the California Corporations Code. Section 153 of the California Corporations Code defines "approval of the shareholders" to mean approved or ratified by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of shareholders or by the affirmative vote or written consent of such greater proportion (including all) of the shares of any class or series as may be provided in the articles of incorporation or in the California General Corporation Law for all or any specified shareholder action.

        Specifically, in this "Proposal Number Two", Obrem is asking the Company's shareholders to approve the following resolutions:

        RESOLVED: That Article 3.2 (a) of the Company's amended and restated bylaws be amended by deleting the current Article 3.2 (a) in its entirety and replacing it with the following:

      "(a) The authorized number of directors of the corporation shall be not less than four (4) nor more than seven (7)."

        RESOLVED: That Article 3.2 (b) of the Company's amended and restated bylaws be amended by deleting the current Article 3.2 (b) in its entirety and replacing it with the following:

      "(b) The exact number of directors within the range of paragraph (a) shall be fixed and may from time to time be changed by a resolution adopted by (i) the board of directors or (ii) "approval of the shareholders" as defined in the California Corporations Code."

        OBREM RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED BYLAWS ON THE ENCLOSED GOLD PROXY CARD

PROPOSAL NUMBER THREE
AMENDMENT OF BYLAWS TO ESTABLISH
THE SIZE OF THE BOARD OF DIRECTORS AT SIX MEMBERS

        Pursuant to the California Corporations Code, the Company's Bylaws may be adopted, amended or repealed by the affirmative vote of a majority of the outstanding shares of the Company entitled to vote.

        Obrem is seeking approval to amend the Company's amended and restated bylaws to establish the number of directors of the Company at six.

        Specifically, in this "Proposal Number Three", Obrem is asking the Company's shareholders to approve the following resolution:

        RESOLVED: That Article 3.2 of the Company's amended and restated bylaws be amended by adding the following Article 3.2 (d):

      "(d) The current number of directors of the Company shall be six (6), until changed, within the limits specified in paragraph (a), in the manner set forth in paragraph (b)."

        OBREM RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED BYLAWS ON THE ENCLOSED GOLD PROXY CARD

PROPOSAL NUMBER FOUR
ELECTION OF DIRECTORS

        Upon the approval of Proposal Numbers One, Two and Three, above, there will exist six vacancies on the Company's Board, which (assuming a quorum is present at the meeting) may be filled by the affirmative vote of a majority of the shares represented and voting at the meeting, which shares voting affirmatively also constitute at least a majority of the required quorum. For the reasons stated above, Obrem is seeking your support at the Special Meeting to amend the amended and restated bylaws and remove the Company's current Board and to elect in their place the six Nominees set forth below.

The Nominees

        The following information sets forth the name, age, business address, present principal occupation, and material occupations, positions, offices, or employments for the past five years of each of the Nominees. This information has been furnished to Obrem by the Nominees. Each of the Nominees is a citizen of the United States.

Nominee:	Age	Business Address

Keith R. Gollust	62	645 Madison Avenue New York, NY 10022

Keith M. Kolerus	62	10115 East Cavedale Drive Scottsdale, Arizona 85262

Bill R. Bradford	44	9822 East Desert Cove Avenue Scottsdale, Arizona 85260

Andrew V. Rechtschaffen	30	Obrem Capital Management, LLC 733 3rd Avenue, 11th Floor New York, NY 10017

Eric W. Gomberg	36	Obrem Capital Management, LLC 733 3rd Avenue, 11th Floor New York, NY 10017

Benjamin J. Goren	39	2336 N. Janssen Avenue Chicago, IL 60614

Keith R. Gollust.    Mr. Gollust has been an investor for over 30 years. Along with Paul Tierney, Mr. Gollust is a founding partner of Gollust, Tierney, and Oliver, a private investment firm founded in 1978. Mr. Gollust also was a Managing Director of Caxton Associates, L.L.C., an investment advisory firm, from 2003 – 2004. Mr. Gollust is Chairman of the Board of Synta Pharmaceuticals, a public pharmaceutical company with a diverse pipeline of drugs targeting large therapeutic markets. He is also a member of the Advisory Board of Blackstone Alternative Asset Management, a Director of The Juilliard School, and a member of the Advisory Council of the Princeton University Department of Astrophysics. Mr. Gollust has a BA from Princeton University and an MSIA from Carnegie Mellon University.

Keith M. Kolerus.    Mr. Kolerus has almost 40 years of leadership experience in the semiconductor and distribution industries. From 2003 – 2008 Mr. Kolerus was Chairman of the Board of ACI Electronics, a semiconductor distribution roll-up, which was sold in 2008 to Arrow Electronics. Since 1998, Mr. Kolerus has been involved in several semiconductor start-ups in addition to his work at ACI. From 1973 – 1998, Mr. Kolerus worked at National Semiconductor ("National") where he was Chairman of the Board of National Semiconductor Japan Ltd. from 1995 – 1998, and President of the division from 1992 – 1995. Mr. Kolerus served on National's Management Committee from 1990 – 1998. Prior to National, Mr. Kolerus worked in sales at Fairchild Semiconductor from 1970 – 1973, and began his career as a design engineer at Motorola in 1968. Mr. Kolerus has a BS in Engineering from Vanderbilt and an MBA from the University of Loyola. Mr. Kolerus also serves on the Board of Directors of Agilysis.

Bill R. Bradford.    Mr. Bradford has over 21 years experience in senior sales and marketing roles in the semiconductor industry. Mr. Bradford was Senior Vice President of Global Sales at Freescale Semiconductor ("Freescale") from 2006 – 2007, where he led an 800 person global sales organization that generated $6bn in revenues. Since leaving Freescale, Mr. Bradford has been exploring a business opportunity related to investments in the semiconductor industry. Prior to Freescale, Mr. Bradford was Senior Vice President of Sales and Marketing at ON Semiconductor from 2002 – 2006, where he ran the sales and marketing team of a global sales organization with $1.2bn in annual sales. From 1991 – 2002, Mr. Bradford worked in progressively more senior sales and marketing roles at Cypress Semiconductor, including running a 150 person European sales force. Mr. Bradford began his career at Texas Instruments in 1986. Mr. Bradford has a BS in Electrical Engineering from the Rose-Hulman Institute of Technology and an MS in Management from the University of Alabama.

Andrew V. Rechtschaffen.    Mr. Rechtschaffen is the founder and Managing Member of Obrem Capital Management, LLC ("Obrem"). Prior to founding Obrem in March 2007, Mr. Rechtschaffen was a Managing Director in the Principal Strategies Group of Citadel Investment Group from 2005 – 2006. Prior to joining Citadel, Mr. Rechtschaffen was a Managing Member of Greenlight Capital, LLC, where he worked from 2002 – 2005. Prior to Greenlight, Mr. Rechtschaffen was an Associate in the investment banking division at Morgan Stanley, focusing on mergers and acquisitions. Mr. Rechtschaffen has a BS and an MBA from the Wharton School at the University of Pennsylvania.

Eric W. Gomberg.    Mr. Gomberg is a Senior Investment Analyst at Obrem Capital Management, LLC, which he joined at inception in 2007. Prior to Obrem, Mr. Gomberg was a Managing Director and Senior Semiconductor Analyst at Thomas Weisel Partners ("TWP"), which he joined at inception in January 1999. Mr. Gomberg covered Intersil, Linear, Maxim, Texas Instruments and other leading analog companies. In 2005, he started the now-annual TWP Power Conference, the first industry investment conference focused solely on semiconductor power management. Prior to TWP, Mr. Gomberg was an Associate in the research department of BT Alex. Brown, and an Associate in the investment banking division of Cowen and Co. Mr. Gomberg has a BS from the Wharton School at the University of Pennsylvania and an MBA from the University of Chicago Graduate School of Business.

Benjamin J. Goren.    Mr. Goren has 18 years of financial advisory and investment experience. Mr. Goren is a Principal at GCG Capital ("GCG") where he provides strategic advisory services for management buyouts, capital raises and organizational restructurings. Prior to GCG, from 2004 – 2006, Mr. Goren was a Principal and Managing Director of BBK, Ltd. ("BBK"), an international business advisory firm focused on financial, strategic, and operational restructuring. Prior to BBK, from 2002 – 2004, Mr. Goren was a director with Huron Consulting Group ("Huron"), where he worked with the firm's Corporate Advisory Services group, assisting companies facing financial and operational distress. Prior to Huron, from 1999 – 2002, Mr. Goren was a Managing Director with Houlihan Smith & Company ("Houlihan"), a boutique investment bank, where he focused on mergers and acquisitions advisory work. Prior to Houlihan, Mr. Goren worked at several other advisory and investment firms. Mr. Goren has direct experience in the semiconductor arena, having worked with ChipPAC on a number of assignments while at Houlihan and at Huron. Mr. Goren has a BA from Pitzer College and an MBA from the University of Chicago Graduate School of Business.

        Except for Mr. Rechtschaffen, none of Obrem's nominees currently beneficially owns any shares of the Company. If they were to acquire beneficial ownership of Micrel shares, they could be deemed a group with Obrem and could be deemed to own beneficially the shares owned by Obrem as a result of this proxy solicitation. Obrem owns as of the date of this Proxy Statement 10,735,690 of the Company's Common Shares, representing approximately 15.0% of the issued and outstanding Common Shares, based upon 71,370,628 Shares issued and outstanding as reported on the Company's Definitive Proxy Statement filed April 22, 2008 with the U.S. Securities and Exchange Commission. Each of the Nominees disclaims beneficial ownership of the Common Shares of the Company that are beneficially owned by Obrem.

        Obrem Capital (QP), L.P. and Obrem Capital Offshore Master, L.P. have agreed, jointly and severally, to indemnify each of the Nominees against any and all losses, liabilities, judgments, claims, causes of action, costs and expenses (including fees and disbursements of legal counsel) incurred or suffered by each Nominee in any way, directly or indirectly, related to or connected with their nomination as a director of the Company. Other than as stated herein, there are no arrangements or understandings between Obrem and any of the Nominees or any other person or persons pursuant to which the nomination described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Special Meeting. None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to Micrel or any of its subsidiaries in any material pending legal proceeding.

        On April 7, 2008, the participants in this solicitation entered into a Joint Nomination Agreement (attached hereto as Annex B) in which, among other things, (i) the parties agreed to solicit proxies or written consents for the election of the Nominees, or any other person(s) nominated by the Obrem Entities, to the Board at the Special Meeting (the "Solicitation"), and (ii) the Obrem Entities agreed to bear all expenses incurred in connection with the parties' activities, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.

        Except as set forth in this Proxy Statement, (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party; (x) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which Micrel or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Special Meeting.

        Obrem believes that the Nominees will be able to stand for election, but, in the event that one or more of the Nominees is not able to serve or for good cause will not serve, the Common Shares represented by the enclosed GOLD proxy card will be voted for substitute nominees. In addition, Obrem reserves the right to nominate substitute persons if the Company makes or announces any changes to the Company's amended and restated bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominees. In any such case, Common Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees. Obrem reserves the right to nominate additional persons.

        OBREM RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GOLD PROXY CARD

PROPOSAL NUMBER FIVE
SHAREHOLDER RESOLUTION RECOMMENDING
THE RESCISSION OF THE SHAREHOLDER RIGHTS PLAN

        Obrem is seeking the approval of a shareholders resolution recommending that the Company's Board vote to rescind the Company's shareholder rights plan adopted on March 28, 2008. Specifically, in this "Proposal Number Five", Obrem is asking the Company's shareholders to approve the following resolution:

        RESOLVED: That the Shareholders of Micrel, Incorporated hereby recommend to the Board of Directors of the Company that the shareholder rights plan adopted by the Board of Directors on March 28, 2008 be rescinded, effective immediately.

SOLICITATION OF PROXIES

        Obrem has retained Innisfree to act as an advisor in connection with this proxy solicitation. In connection with its retention by Obrem, Innisfree has agreed to provide consulting and analytical services and solicitation services with respect to banks, brokers, institutional investors and individual shareholders. Obrem has agreed to pay Innisfree a fee for its services estimated to be not more than $205,000 and to reimburse Innisfree for its reasonable out-of-pocket expenses. Obrem also has agreed to indemnify Innisfree against certain liabilities and expenses in connection with this proxy solicitation, including liabilities under the federal securities laws. Approximately 25 employees of Innisfree will engage in the solicitation. Proxies may be solicited by mail, advertisement, telephone, facsimile or in person. Solicitations may be made by persons employed by or affiliated with Obrem. However, no person will receive additional compensation for such solicitation other than Innisfree.

        Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Shares for which they hold of record and Obrem will reimburse them for their reasonable out-of-pocket expenses.

        The expenses related directly to this proxy solicitation are expected to aggregate approximately $650,000 and will be borne by Obrem. These expenses include fees and expenses for attorneys, proxy solicitors, printing, postage, filing expenses and other costs incidental to the solicitation. Of this estimated amount, approximately $100,000 has been spent to date. The actual costs and expenses could be materially different than the estimated amounts and, in particular, could be substantially higher if for any reason litigation is instituted in connection with the matters related to this Proxy Statement.

        The purpose of the proposals in this Proxy Statement is to advance the interests of all the Company's shareholders. Therefore, Obrem believes that its expenses related to this proxy solicitation should be borne by the Company and it intends to seek reimbursement of such expenses from the Company whether or not this proxy solicitation is successful. The question of reimbursement of the expenses of Obrem by the Company will not be submitted to a shareholder vote.

        If you have any questions about this proxy solicitation or voting your shares or require assistance, please contact:

Innisfree M&A Incorporated
501 Madison Avenue
New York, New York 10022
Toll Free: (888) 750-5834
Banks and Brokers call collect: (212) 750-5833

OTHER MATTERS

        This proxy solicitation is being made by Obrem and the Nominees and not on behalf of the Board or management of the Company. Obrem is not aware of any other matters to be brought before the Special Meeting, except as set forth herein. Should other matters be brought before the Special Meeting, by having signed and returned the enclosed GOLD proxy card, you will have authorized the persons named as proxies in the enclosed GOLD proxy card to vote on all such matters in their discretion.

        In order to be able to call a special meeting to set the agenda for such special meeting, such meeting must be called by shareholders representing not less than 10% of the issued and outstanding Common Shares of the Company. The information set forth above regarding the procedures for calling a special meeting is based on information contained in the Company's publicly filed bylaws. The incorporation of this information in this Proxy Statement should not be construed as an admission by us that such procedures are legal, valid or binding.

        The Company's Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 22, 2008 contains information regarding (1) securities ownership of certain beneficial owners and management of the Company; and (2) the business background and employment biographies of the Company's current directors.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT COMPANY'S NEXT ANNUAL MEETING

        The statements below are based on information contained in the Company's amended bylaws, filed by the Company on a Form 8-K on April 7, 2008.

        Requirements for Shareholder Proposals to be Considered for Inclusion in the Company's Proxy Materials.    Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company's 2008 annual meeting, where the annual meeting is changed by more than 30 days from the date of last year's annual meeting, must be received a reasonable time before the Company begins to print and distribute its proxy materials in order to be considered for inclusion in the Company's proxy materials for that meeting.

        Requirements for Shareholder Proposals to be Brought Before an Annual Meeting.    For shareholder proposals to be considered properly brought before the Company's 2008 annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Company. To have been timely, a shareholder's notice must have been delivered or mailed to and received at the principal executive offices of the Company, no later than April 17, 2008. A shareholder's notice to the Secretary of the Company must set forth as to each matter the shareholder proposes to bring before the annual meeting the information required under Section 2.4 of the Company's bylaws.

VOTING AND PROXY PROCEDURES

Who is entitled to vote?

        If the Company's stock records show that you are a shareholder as of the close of business on the Record Date of Thursday, April 3, 2008, you are entitled to vote the Common Shares of the Company that you held on such date. Even if you sell your Common Shares after the Record Date for the Special Meeting, you will retain the right to execute a proxy in connection with the Special Meeting. Each outstanding Common Share entitles its holder to cast one vote for each matter to be voted upon at the Special Meeting.

Can I attend the meeting?

        All shareholders of record of the Company's Common Shares at the close of business on April 3, 2008 or their designated proxies are authorized to attend the Special Meeting. If your Common Shares are held of record by a bank, broker or other nominee, you will need to obtain a "legal proxy" form from your bank or broker if you wish to vote at the Special Meeting.

What constitutes a quorum? How will abstentions and broker non-votes be counted?

        The holders of a majority of the Company's Common Shares outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. We believe that the Company should treat abstentions as Common Shares that are present and entitled to vote for purposes of determining whether a quorum is present.

        We expect that the Company will treat Common Shares as to which voting instructions are given as to at least one of the matters to be voted as being represented at the Special Meeting and that the Company will count these shares for purposes of determining whether a quorum is present, even if the holder of the proxy may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). We expect that the Company will treat Common Shares as to which a proxy is submitted to us without instructions as represented at the Special Meeting and that the Company will count these shares for purposes of determining the presence of a quorum. If no instructions are given, our representatives will vote your Common Shares in favor of the election of the Nominees and the other proposals included in this Proxy Statement.

What number of votes are required for the approval?

        Approval of proposals One, Two and Three require the affirmative vote a majority of the outstanding shares of the Company entitled to vote. Accordingly, we anticipate that the Company will treat abstentions and broker non-votes as having the effect of a vote against these proposals.

        Approval of Proposals Four and Five requires a vote that satisfies two criteria: (i) the affirmative vote must constitute a majority of the shares present or represented by proxy and voting at the meeting, and (ii) the affirmative vote must constitute a majority of the required quorum. For purposes of these proposals, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast for or against the proposal. However, abstentions and broker non-votes may affect the outcome under clause (ii) because we expect that the Company will treat abstentions and broker non-votes as counting for purposes of determining the quorum and will have the effect of a vote against the proposal.

How do I vote?

        Voting by proxy for holders of Common Shares registered in the name of a brokerage firm or bank. If your Common Shares are held by a broker, bank or other nominee (i.e., in "street name"), only your bank or broker can give a proxy with respect to your Common Shares. You should receive a proxy card from your bank or broker which you must return in the envelope provided in order to have your Common Shares voted. If you have not received a proxy card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote. If you need assistance in dealing with your bank or broker, please contact Innisfree at (888) 750-5834.

        Voting by proxy for holders of Common Shares registered directly in the name of the shareholder. If you hold your Common Shares in your own name as a holder of record, you may vote your Common Shares by marking, signing, dating and mailing the GOLD proxy card in the postage-paid envelope that has been provided to you by Obrem. To vote your Common Shares in accordance with your instructions at the Special Meeting, we must receive your proxy as soon as possible but, in any event, prior to the Special Meeting.

        Vote in person.    If you are a registered shareholder and attend the Special Meeting, you may vote in person by completing a ballot provided for this purpose at the meeting. You may also deliver your completed GOLD proxy card at the meeting to a representative of Obrem. "Street name" shareholders who wish to vote at the Special Meeting will need to obtain a "legal proxy" form from the broker, bank or other nominee that holds their Common Shares of record and must bring that document to the Special meeting in order to vote in person. If you need assistance, please contact Innisfree at (888) 750-5834.

What should I do if I receive a proxy card which is not GOLD?

        If you submit a proxy to us by signing and returning the enclosed GOLD proxy card, do NOT sign or return the white proxy card or follow any voting instructions provided by the Company's board of directors unless you intend to change your vote, because only your latest-dated proxy will be counted.

Can I revoke my proxy instructions?

        You may revoke your proxy at any time before it has been exercised by:

  •
  submitting a written revocation with the Corporate Secretary of the Company;

  •
  executing and presenting to the Special Meeting a subsequent proxy; or

  •
  Attending and voting in person at the Special Meeting as described above under "How do I vote? – Vote in person".

        Any shareholder of record as of the record date of the Special Meeting attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Special Meeting will NOT constitute revocation of a previously given proxy.

        If you choose to revoke a proxy by giving written notice to the Corporate Secretary of the Company, we would appreciate if you would assist us in representing the interests of shareholders on an informed basis by sending us a copy of your revocation or proxy or by calling Innisfree at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833. Remember, the dates contained on the proxy presumptively determine the order of execution, regardless of the postmark dates.

Will other matters be voted on at the Special Meeting?

        We are not now aware of any matters to be presented at the Special Meeting other than the election of Obrem's Nominees and the other proposals contained in this Proxy Statement. If any other matters not described in this Proxy Statement are properly presented at the Special Meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

If I plan to attend the Special Meeting, should I still submit a proxy?

        Whether you plan to attend the Special Meeting or not, we urge you to submit a proxy. Returning the enclosed GOLD proxy card will not affect your right to attend the Special Meeting.

How will my Common Shares be voted?

        If you give a proxy on the accompanying GOLD proxy card, your Common Shares will be voted as you direct. If you submit a proxy to us without instructions, our representatives will vote your Common Shares in favor of the election of Obrem's Nominees and the other proposals contained in this proxy statement. Submitting a GOLD proxy card will entitle our representatives to vote your Common Shares in accordance with their discretion on matters not described in this proxy statement that may arise at the Special Meeting. Unless a proxy specifies otherwise, it will be presumed to relate to all Common Shares held of record on the record date for the Special Meeting by the person who submitted it.

How can I receive more information?

        If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call Innisfree at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

YOUR VOTE IS IMPORTANT. NO MATTER HOW MANY OR HOW FEW COMMON SHARES YOU OWN, PLEASE VOTE TO ELECT OBREM'S NOMINEES BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY CARD PROMPTLY.

Obrem Capital Management, LLC
Obrem Capital (GP), LLC
Obrem Capital Offshore Master, L.P.
Obrem Capital (QP), L.P.

Andrew V. Rechtschaffen

April 25, 2008

Annex A

TRANSACTIONS IN SECURITIES OF MICREL
DURING THE PAST TWO YEARS

        The following tables set forth information with respect to all purchases and sales of common stock of the Company beneficially owned by Obrem Capital Management, LLC, Obrem Capital (GP), LLC, Andrew V. Rechtschaffen, Obrem Capital Offshore Master, L.P., and Obrem Capital (QP), L.P. during each of the past two years.

Transactions – Obrem Capital Management, LLC, Obrem Capital (GP), LLC and Andrew V. Rechtschaffen

Date of Transaction	Title of Class	Number of Shares Purchased	Price Per Share
2/21/2008	Common Stock, no par value	28,290	$6.85
2/21/2008	Common Stock, no par value	25,460	$6.77
2/21/2008	Common Stock, no par value	5,660	$6.80
2/21/2008	Common Stock, no par value	25,460	$6.83
2/21/2008	Common Stock, no par value	21,710	$6.85
2/21/2008	Common Stock, no par value	19,540	$6.77
2/21/2008	Common Stock, no par value	4,340	$6.80
2/21/2008	Common Stock, no par value	19,540	$6.83
2/22/2008	Common Stock, no par value	14,140	$6.71
2/22/2008	Common Stock, no par value	14,140	$6.73
2/22/2008	Common Stock, no par value	5,660	$6.76
2/22/2008	Common Stock, no par value	5,660	$6.77
2/22/2008	Common Stock, no par value	8,490	$6.71
2/22/2008	Common Stock, no par value	14,140	$6.71
2/22/2008	Common Stock, no par value	14,140	$6.70
2/22/2008	Common Stock, no par value	14,140	$6.69
2/22/2008	Common Stock, no par value	10,860	$6.71
2/22/2008	Common Stock, no par value	10,860	$6.73
2/22/2008	Common Stock, no par value	4,340	$6.76
2/22/2008	Common Stock, no par value	4,340	$6.77
2/22/2008	Common Stock, no par value	6,510	$6.71
2/22/2008	Common Stock, no par value	10,860	$6.71
2/22/2008	Common Stock, no par value	10,860	$6.70
2/22/2008	Common Stock, no par value	10,860	$6.69
2/25/2008	Common Stock, no par value	7,410	$6.67
2/25/2008	Common Stock, no par value	5,660	$6.87
2/25/2008	Common Stock, no par value	5,660	$6.86
2/25/2008	Common Stock, no par value	5,660	$6.91
2/25/2008	Common Stock, no par value	5,660	$6.80
2/25/2008	Common Stock, no par value	5,660	$6.77
2/25/2008	Common Stock, no par value	5,660	$6.79
2/25/2008	Common Stock, no par value	5,660	$6.78
2/25/2008	Common Stock, no par value	5,660	$6.79
2/25/2008	Common Stock, no par value	5,660	$6.83
2/25/2008	Common Stock, no par value	14,140	$6.93
2/25/2008	Common Stock, no par value	5,660	$6.95
2/25/2008	Common Stock, no par value	5,690	$6.67

2/25/2008	Common Stock, no par value	4,340	$6.87
2/25/2008	Common Stock, no par value	4,340	$6.86
2/25/2008	Common Stock, no par value	4,340	$6.91
2/25/2008	Common Stock, no par value	4,340	$6.80
2/25/2008	Common Stock, no par value	4,340	$6.77
2/25/2008	Common Stock, no par value	4,340	$6.79
2/25/2008	Common Stock, no par value	4,340	$6.78
2/25/2008	Common Stock, no par value	4,340	$6.79
2/25/2008	Common Stock, no par value	4,340	$6.83
2/25/2008	Common Stock, no par value	10,860	$6.93
2/25/2008	Common Stock, no par value	4,340	$6.95
2/26/2008	Common Stock, no par value	5,660	$7.03
2/26/2008	Common Stock, no par value	5,660	$7.08
2/26/2008	Common Stock, no par value	4,340	$7.03
2/26/2008	Common Stock, no par value	4,340	$7.08
2/27/2008	Common Stock, no par value	7,580	$7.21
2/27/2008	Common Stock, no par value	5,660	$7.17
2/27/2008	Common Stock, no par value	5,820	$7.21
2/27/2008	Common Stock, no par value	4,340	$7.17
2/28/2008	Common Stock, no par value	211,886	$7.34
2/28/2008	Common Stock, no par value	56,570	$7.34
2/28/2008	Common Stock, no par value	162,630	$7.34
2/28/2008	Common Stock, no par value	43,430	$7.34
2/29/2008	Common Stock, no par value	131,260	$7.36
2/29/2008	Common Stock, no par value	242,390	$7.36
2/29/2008	Common Stock, no par value	100,740	$7.36
2/29/2008	Common Stock, no par value	186,050	$7.36
3/3/2008	Common Stock, no par value	379,366	$7.41
3/3/2008	Common Stock, no par value	12,650	$7.51
3/3/2008	Common Stock, no par value	283,240	$7.41
3/3/2008	Common Stock, no par value	9,450	$7.51
3/4/2008	Common Stock, no par value	275,584	$7.50
3/4/2008	Common Stock, no par value	84,570	$7.50
3/4/2008	Common Stock, no par value	75,460	$7.46
3/4/2008	Common Stock, no par value	205,750	$7.50
3/4/2008	Common Stock, no par value	63,130	$7.50
3/4/2008	Common Stock, no par value	56,340	$7.46
3/5/2008	Common Stock, no par value	306,250	$7.74
3/5/2008	Common Stock, no par value	109,930	$7.72
3/5/2008	Common Stock, no par value	34,350	$7.76
3/5/2008	Common Stock, no par value	228,650	$7.74
3/5/2008	Common Stock, no par value	82,070	$7.72
3/5/2008	Common Stock, no par value	25,650	$7.76
3/6/2008	Common Stock, no par value	205,310	$7.67
3/6/2008	Common Stock, no par value	82,929	$7.65
3/6/2008	Common Stock, no par value	22,900	$7.67
3/6/2008	Common Stock, no par value	153,290	$7.67
3/6/2008	Common Stock, no par value	61,910	$7.65
3/6/2008	Common Stock, no par value	17,100	$7.67

3/7/2008	Common Stock, no par value	177,370	$7.91
3/7/2008	Common Stock, no par value	97,390	$7.89
3/7/2008	Common Stock, no par value	132,430	$7.91
3/7/2008	Common Stock, no par value	72,710	$7.89
3/10/2008	Common Stock, no par value	224,056	$7.86
3/10/2008	Common Stock, no par value	42,940	$7.93
3/10/2008	Common Stock, no par value	143,140	$7.91
3/10/2008	Common Stock, no par value	167,280	$7.86
3/10/2008	Common Stock, no par value	32,060	$7.93
3/10/2008	Common Stock, no par value	106,860	$7.91
3/11/2008	Common Stock, no par value	101,340	$8.02
3/11/2008	Common Stock, no par value	59,142	$7.95
3/11/2008	Common Stock, no par value	11,450	$7.95
3/11/2008	Common Stock, no par value	199,154	$8.01
3/11/2008	Common Stock, no par value	1,218	$8.01
3/11/2008	Common Stock, no par value	75,660	$8.02
3/11/2008	Common Stock, no par value	44,160	$7.95
3/11/2008	Common Stock, no par value	8,550	$7.95
3/11/2008	Common Stock, no par value	148,690	$8.01
3/11/2008	Common Stock, no par value	938	$8.01
3/12/2008	Common Stock, no par value	94,010	$8.26
3/12/2008	Common Stock, no par value	70,190	$8.26
3/12/2008	Common Stock, no par value	2,860	$8.20
3/12/2008	Common Stock, no par value	2,140	$8.20
3/12/2008	Common Stock, no par value	110,834	$8.29
3/12/2008	Common Stock, no par value	82,740	$8.29
3/12/2008	Common Stock, no par value	120,893	$8.31
3/12/2008	Common Stock, no par value	90,260	$8.31
3/12/2008	Common Stock, no par value	44,200	$8.32
3/12/2008	Common Stock, no par value	33,000	$8.32
3/13/2008	Common Stock, no par value	168,799	$8.25
3/13/2008	Common Stock, no par value	131,201	$8.30
3/13/2008	Common Stock, no par value	20,000	$8.20
3/14/2008	Common Stock, no par value	275,371	$8.40
3/14/2008	Common Stock, no par value	82,800	$8.38
3/14/2008	Common Stock, no par value	25,000	$8.35
3/17/2008	Common Stock, no par value	71,000	$8.49
3/17/2008	Common Stock, no par value	123,300	$8.47
3/17/2008	Common Stock, no par value	15,000	$8.55
3/18/2008	Common Stock, no par value	74,300	$8.61
3/18/2008	Common Stock, no par value	411,400	$8.55
3/18/2008	Common Stock, no par value	146,000	$8.56
3/18/2008	Common Stock, no par value	20,000	$8.51
3/19/2008	Common Stock, no par value	305,000	$8.79
3/19/2008	Common Stock, no par value	243,334	$8.74
3/19/2008	Common Stock, no par value	332,820	$8.83
3/20/2008	Common Stock, no par value	10,811	$8.71
3/20/2008	Common Stock, no par value	25,000	$8.75
3/20/2008	Common Stock, no par value	25,000	$8.75

3/20/2008	Common Stock, no par value	100,000	$8.75
3/20/2008	Common Stock, no par value	158,800	$8.80
3/20/2008	Common Stock, no par value	25,000	$8.81
3/20/2008	Common Stock, no par value	150,000	$8.83
3/20/2008	Common Stock, no par value	25,000	$8.84
3/20/2008	Common Stock, no par value	50,000	$8.84
3/20/2008	Common Stock, no par value	151,360	$8.85
3/20/2008	Common Stock, no par value	201,940	$8.85
3/20/2008	Common Stock, no par value	181,454	$8.85
3/20/2008	Common Stock, no par value	125,000	$8.86
3/20/2008	Common Stock, no par value	10,000	$8.87
3/20/2008	Common Stock, no par value	32,000	$8.88
3/20/2008	Common Stock, no par value	18,000	$8.96
3/20/2008	Common Stock, no par value	50,000	$8.98
3/24/2008	Common Stock, no par value	2,570	$9.14
3/24/2008	Common Stock, no par value	3,430	$9.14
4/1/2008	Common Stock, no par value	17,160	$8.95
4/1/2008	Common Stock, no par value	12,840	$8.95
4/2/2008	Common Stock, no par value	5,720	$8.88
4/2/2008	Common Stock, no par value	4,280	$8.88
4/2/2008	Common Stock, no par value	2,860	$8.84
4/2/2008	Common Stock, no par value	2,140	$8.84

Transactions – Obrem Capital Offshore Master, L.P.

Date of Transaction	Title of Class	Number of Shares Purchased	Price Per Share
2/21/2008	Common Stock, no par value	28,290	$6.85
2/21/2008	Common Stock, no par value	25,460	$6.77
2/21/2008	Common Stock, no par value	5,660	$6.80
2/21/2008	Common Stock, no par value	25,460	$6.83
2/22/2008	Common Stock, no par value	14,140	$6.71
2/22/2008	Common Stock, no par value	14,140	$6.73
2/22/2008	Common Stock, no par value	5,660	$6.76
2/22/2008	Common Stock, no par value	5,660	$6.77
2/22/2008	Common Stock, no par value	8,490	$6.71
2/22/2008	Common Stock, no par value	14,140	$6.71
2/22/2008	Common Stock, no par value	14,140	$6.70
2/22/2008	Common Stock, no par value	14,140	$6.69
2/25/2008	Common Stock, no par value	7,410	$6.67
2/25/2008	Common Stock, no par value	5,660	$6.87
2/25/2008	Common Stock, no par value	5,660	$6.86
2/25/2008	Common Stock, no par value	5,660	$6.91
2/25/2008	Common Stock, no par value	5,660	$6.80
2/25/2008	Common Stock, no par value	5,660	$6.77
2/25/2008	Common Stock, no par value	5,660	$6.79
2/25/2008	Common Stock, no par value	5,660	$6.78
2/25/2008	Common Stock, no par value	5,660	$6.79
2/25/2008	Common Stock, no par value	5,660	$6.83

2/25/2008	Common Stock, no par value	14,140	$6.93
2/25/2008	Common Stock, no par value	5,660	$6.95
2/26/2008	Common Stock, no par value	5,660	$7.03
2/26/2008	Common Stock, no par value	5,660	$7.08
2/27/2008	Common Stock, no par value	7,580	$7.21
2/27/2008	Common Stock, no par value	5,660	$7.17
2/28/2008	Common Stock, no par value	211,886	$7.34
2/28/2008	Common Stock, no par value	56,570	$7.34
2/29/2008	Common Stock, no par value	131,260	$7.36
2/29/2008	Common Stock, no par value	242,390	$7.36
3/3/2008	Common Stock, no par value	379,366	$7.41
3/3/2008	Common Stock, no par value	12,650	$7.51
3/4/2008	Common Stock, no par value	275,584	$7.50
3/4/2008	Common Stock, no par value	84,570	$7.50
3/4/2008	Common Stock, no par value	75,460	$7.46
3/5/2008	Common Stock, no par value	306,250	$7.74
3/5/2008	Common Stock, no par value	109,930	$7.72
3/5/2008	Common Stock, no par value	34,350	$7.76
3/6/2008	Common Stock, no par value	205,310	$7.67
3/6/2008	Common Stock, no par value	82,929	$7.65
3/6/2008	Common Stock, no par value	22,900	$7.67
3/7/2008	Common Stock, no par value	177,370	$7.91
3/7/2008	Common Stock, no par value	97,390	$7.89
3/10/2008	Common Stock, no par value	224,056	$7.86
3/10/2008	Common Stock, no par value	42,940	$7.93
3/10/2008	Common Stock, no par value	143,140	$7.91
3/11/2008	Common Stock, no par value	101,340	$8.02
3/11/2008	Common Stock, no par value	59,142	$7.95
3/11/2008	Common Stock, no par value	11,450	$7.95
3/11/2008	Common Stock, no par value	199,154	$8.01
3/11/2008	Common Stock, no par value	1,218	$8.01
3/12/2008	Common Stock, no par value	94,010	$8.26
3/12/2008	Common Stock, no par value	2,860	$8.20
3/12/2008	Common Stock, no par value	110,834	$8.29
3/12/2008	Common Stock, no par value	120,893	$8.31
3/12/2008	Common Stock, no par value	44,200	$8.32
3/13/2008	Common Stock, no par value	96,639	$8.25
3/13/2008	Common Stock, no par value	75,121	$8.30
3/13/2008	Common Stock, no par value	11,450	$8.20
3/14/2008	Common Stock, no par value	157,661	$8.40
3/14/2008	Common Stock, no par value	47,410	$8.38
3/14/2008	Common Stock, no par value	14,310	$8.35
3/17/2008	Common Stock, no par value	40,650	$8.49
3/17/2008	Common Stock, no par value	70,590	$8.47
3/17/2008	Common Stock, no par value	8,590	$8.55
3/18/2008	Common Stock, no par value	42,470	$8.61
3/18/2008	Common Stock, no par value	235,140	$8.55
3/18/2008	Common Stock, no par value	83,450	$8.56
3/18/2008	Common Stock, no par value	11,430	$8.51

3/19/2008	Common Stock, no par value	174,330	$8.79
3/19/2008	Common Stock, no par value	139,084	$8.74
3/19/2008	Common Stock, no par value	190,230	$8.83
3/20/2008	Common Stock, no par value	6,181	$8.71
3/20/2008	Common Stock, no par value	14,290	$8.75
3/20/2008	Common Stock, no par value	14,290	$8.75
3/20/2008	Common Stock, no par value	57,160	$8.75
3/20/2008	Common Stock, no par value	90,770	$8.80
3/20/2008	Common Stock, no par value	14,290	$8.81
3/20/2008	Common Stock, no par value	85,740	$8.83
3/20/2008	Common Stock, no par value	14,290	$8.84
3/20/2008	Common Stock, no par value	28,580	$8.84
3/20/2008	Common Stock, no par value	187,650	$8.85
3/20/2008	Common Stock, no par value	14,290	$8.85
3/20/2008	Common Stock, no par value	103,704	$8.85
3/20/2008	Common Stock, no par value	71,450	$8.86
3/20/2008	Common Stock, no par value	5,720	$8.87
3/20/2008	Common Stock, no par value	18,290	$8.88
3/20/2008	Common Stock, no par value	10,290	$8.96
3/20/2008	Common Stock, no par value	28,580	$8.98
3/24/2008	Common Stock, no par value	3,430	$9.14
4/1/2008	Common Stock, no par value	17,160	$8.95
4/2/2008	Common Stock, no par value	5,720	$8.88
4/2/2008	Common Stock, no par value	2,860	$8.84

Transactions – Obrem Capital (QP), L.P.

Date of Transaction	Title of Class	Number of Shares Purchased	Price Per Share
2/21/2008	Common Stock, no par value	21,710	$6.85
2/21/2008	Common Stock, no par value	19,540	$6.77
2/21/2008	Common Stock, no par value	4,340	$6.80
2/21/2008	Common Stock, no par value	19,540	$6.83
2/22/2008	Common Stock, no par value	10,860	$6.71
2/22/2008	Common Stock, no par value	10,860	$6.73
2/22/2008	Common Stock, no par value	4,340	$6.76
2/22/2008	Common Stock, no par value	4,340	$6.77
2/22/2008	Common Stock, no par value	6,510	$6.71
2/22/2008	Common Stock, no par value	10,860	$6.71
2/22/2008	Common Stock, no par value	10,860	$6.70
2/22/2008	Common Stock, no par value	10,860	$6.69
2/25/2008	Common Stock, no par value	5,690	$6.67
2/25/2008	Common Stock, no par value	4,340	$6.87
2/25/2008	Common Stock, no par value	4,340	$6.86
2/25/2008	Common Stock, no par value	4,340	$6.91
2/25/2008	Common Stock, no par value	4,340	$6.80
2/25/2008	Common Stock, no par value	4,340	$6.77
2/25/2008	Common Stock, no par value	4,340	$6.79
2/25/2008	Common Stock, no par value	4,340	$6.78

2/25/2008	Common Stock, no par value	4,340	$6.79
2/25/2008	Common Stock, no par value	4,340	$6.83
2/25/2008	Common Stock, no par value	10,860	$6.93
2/25/2008	Common Stock, no par value	4,340	$6.95
2/26/2008	Common Stock, no par value	4,340	$7.03
2/26/2008	Common Stock, no par value	4,340	$7.08
2/27/2008	Common Stock, no par value	5,820	$7.21
2/27/2008	Common Stock, no par value	4,340	$7.17
2/28/2008	Common Stock, no par value	162,630	$7.34
2/28/2008	Common Stock, no par value	43,430	$7.34
2/29/2008	Common Stock, no par value	100,740	$7.36
2/29/2008	Common Stock, no par value	186,050	$7.36
3/3/2008	Common Stock, no par value	283,240	$7.41
3/3/2008	Common Stock, no par value	9,450	$7.51
3/4/2008	Common Stock, no par value	205,750	$7.50
3/4/2008	Common Stock, no par value	63,130	$7.50
3/4/2008	Common Stock, no par value	56,340	$7.46
3/5/2008	Common Stock, no par value	228,650	$7.74
3/5/2008	Common Stock, no par value	82,070	$7.72
3/5/2008	Common Stock, no par value	25,650	$7.76
3/6/2008	Common Stock, no par value	153,290	$7.67
3/6/2008	Common Stock, no par value	61,910	$7.65
3/6/2008	Common Stock, no par value	17,100	$7.67
3/7/2008	Common Stock, no par value	132,430	$7.91
3/7/2008	Common Stock, no par value	72,710	$7.89
3/10/2008	Common Stock, no par value	167,280	$7.86
3/10/2008	Common Stock, no par value	32,060	$7.93
3/10/2008	Common Stock, no par value	106,860	$7.91
3/11/2008	Common Stock, no par value	75,660	$8.02
3/11/2008	Common Stock, no par value	44,160	$7.95
3/11/2008	Common Stock, no par value	8,550	$7.95
3/11/2008	Common Stock, no par value	149,628	$8.01
3/12/2008	Common Stock, no par value	82,740	$8.29
3/12/2008	Common Stock, no par value	90,260	$8.31
3/12/2008	Common Stock, no par value	33,000	$8.32
3/12/2008	Common Stock, no par value	2,140	$8.20
3/12/2008	Common Stock, no par value	70,190	$8.26
3/13/2008	Common Stock, no par value	72,160	$8.25
3/13/2008	Common Stock, no par value	56,080	$8.30
3/13/2008	Common Stock, no par value	8,550	$8.20
3/14/2008	Common Stock, no par value	117,710	$8.40
3/14/2008	Common Stock, no par value	35,390	$8.38
3/14/2008	Common Stock, no par value	10,690	$8.35
3/17/2008	Common Stock, no par value	30,350	$8.50
3/17/2008	Common Stock, no par value	52,710	$8.47
3/17/2008	Common Stock, no par value	6,410	$8.55
3/18/2008	Common Stock, no par value	31,830	$8.61
3/18/2008	Common Stock, no par value	176,260	$8.55

Date of Transaction	Title of Class	Number of Shares Purchased	Price Per Share
3/18/2008	Common Stock, no par value	62,550	$8.56
3/18/2008	Common Stock, no par value	8,570	$8.51
3/19/2008	Common Stock, no par value	130,670	$8.79
3/19/2008	Common Stock, no par value	104,250	$8.74
3/19/2008	Common Stock, no par value	142,590	$8.83
3/20/2008	Common Stock, no par value	4,630	$8.71
3/20/2008	Common Stock, no par value	10,710	$8.75
3/20/2008	Common Stock, no par value	10,710	$8.75
3/20/2008	Common Stock, no par value	42,840	$8.75
3/20/2008	Common Stock, no par value	68,030	$8.80
3/20/2008	Common Stock, no par value	10,710	$8.81
3/20/2008	Common Stock, no par value	64,260	$8.83
3/20/2008	Common Stock, no par value	10,710	$8.84
3/20/2008	Common Stock, no par value	21,420	$8.84
3/20/2008	Common Stock, no par value	140,650	$8.85
3/20/2008	Common Stock, no par value	10,710	$8.85
3/20/2008	Common Stock, no par value	77,750	$8.85
3/20/2008	Common Stock, no par value	53,550	$8.86
3/20/2008	Common Stock, no par value	4,280	$8.87
3/20/2008	Common Stock, no par value	13,710	$8.88
3/20/2008	Common Stock, no par value	7,710	$8.96
3/20/2008	Common Stock, no par value	21,420	$8.98
3/24/2008	Common Stock, no par value	2,570	$9.14
4/1/2008	Common Stock, no par value	12,840	$8.95
4/2/2008	Common Stock, no par value	4,280	$8.88
4/2/2008	Common Stock, no par value	2,140	$8.84

Annex B

Joint Nomination Agreement

On April 7, 2008, the participants in this solicitation entered into a Joint Nomination Agreement.
The following is the form used for the Joint Nomination Agreement.

April 7, 2008

[Nominee]

Dear [Nominee]:

This letter will confirm our understanding as follows:

        You agree with each of the Obrem Entities, as identified below, that you are willing to become a member of a slate of nominees (the "Slate") to stand for election as directors of Micrel, Incorporated, a California corporation ("Micrel"), in connection with a proxy contest with management of Micrel in respect of the election of directors of Micrel at a special meeting of shareholders that has been called for May 20, 2008 (the "Special Meeting") or at any adjournments thereof (the "Proxy Contest"). The Obrem Entities consist of Obrem Capital Management, LLC, Obrem Capital (GP), LLC, Obrem Capital Offshore Master, L.P., and Obrem Capital (QP), L.P. (the "Obrem Entities" or "Obrem")

        You agree that you are not being paid by the Obrem Entities to be a member of the Slate. The Obrem Entities agree to pay all costs of the Proxy Contest.

        You understand that it may be difficult, if not impossible, to replace nominees who, such as yourself, have agreed to serve on the Slate and later change their minds and determine not to seek election. Accordingly, Obrem is relying upon your agreement to seek election to Micrel. In that connection, Obrem has provided you with a questionnaire in which you have been asked to provide certain information necessary for Obrem to prepare its proxy statement relating to the Proxy Contest (as amended or supplemented, the "Proxy Statement") to be sent to stockholders of Micrel and to be filed with the Securities and Exchange Commission. You have agreed that (i) you will immediately complete and sign the questionnaire and return it to John Rogers, and (ii) your responses to the questions contained therein will be true and correct in all respects. By signing this letter agreement, you also agreed that you are providing your consent to be nominated as director of Micrel and, if elected, to serve as a director or Micrel and agree to the disclosure of your name and other identifying information in the Proxy Statement.

        In a separate agreement, Obrem Capital Offshore Master, L.P., and Obrem Capital (QP), L.P. have agreed to indemnify and hold you harmless from and against any and all losses arising out of the Proxy Contest.

        In the event that you are elected to the Board of Micrel, you and Obrem agree that all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duty to the stockholders of Micrel, and, as a result, that there is, and can be, no agreement between you and Obrem which governs the decisions which you will make as a director of Micrel.

        Should the foregoing agree with your understanding, please sign below, whereupon this letter will become a binding agreement between us.

[Signature Page Follows]

B-1

Obrem Capital Management, LLC
By:
Name: Title:
Obrem Capital (GP), LLC
By:
Name: Title:
Obrem Capital Offshore Master, L.P.
By:
Name: Title:
Obrem Capital (QP), L.P.
By:
Name: Title:

Agreed to and Accepted as
of the date first above written:

Name:

[Signature Page to Nominee Agreement regarding Micrel]

SK 25940 0001 8768111

B-2

Form of Proxy Solicited

PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

------------------------------------------------------------------------------------------------------------------------------------------------------------------

MICREL, INCORPORATED

SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF
OBREM CAPITAL MANAGEMENT, LLC	ERIC W. GOMBERG
OBREM CAPITAL (GP), LLC	KEITH R. GOLLUST
OBREM CAPITAL OFFSHORE MASTER, L.P.	KEITH M. KOLERUS
OBREM CAPITAL (QP), L.P.	BILL R. BRADFORD
ANDREW V. RECHTSCHAFFEN	BENJAMIN J. GOREN

THE BOARD OF DIRECTORS OF MICREL, INCORPORATED IS NOT SOLICITING THIS PROXY

The undersigned appoints Andrew V. Rechtschaffen and Eric W. Gomberg, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Micrel, Incorporated (“Micrel” or the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company scheduled to be held at the Company’s headquarters located at 2180 Fortune Drive, San Jose, California on May 20, 2008 at 10:00 a.m., PDT, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Special Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Special Meeting that are unknown to Obrem Capital Management, LLC a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND FOR PROPOSAL 5.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Special Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

☒	Please mark your votes as in this example using dark ink only.

OBREM CAPITAL MANAGEMENT, LLC RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSALS NO.1 THROUGH NO. 5.

Proposal No. 1: Removal of each of the Company’s current directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐	Proposal No. 4 — Obrem Capital Management’s Proposal to Elect six nominees to serve as directors
						FOR	AGAINST	ABSTAIN

Proposal No. 2:

Amendment of bylaws to permit shareholders to fix the number of directors in a range, and set the range to be not less than four and not more than seven directors.

Proposal No. 3:

Amendment of bylaws to
fix the size of the Board
of Directors at six members, until changed within the range specified in the Bylaws.

	☐	☐	☐	Nominees:	a. Keith R. Gollust b. Keith M. Kolerus	☐ ☐	☐ ☐	☐ ☐
					c. Bill R. Bradford d. Andrew V. Rechtschaffen	☐ ☐	☐ ☐	☐ ☐
	☐	☐	☐		e. Eric W. Gomberg f. Benjamin J. Goren	☐ ☐	☐ ☐	☐ ☐
				Proposal No. 5: Shareholder resolution recommending that the Board of Directors rescind the Company’s shareholder right’s plan.		FOR ☐	AGAINST ☐	ABSTAIN ☐

Date	,	2008

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

QuickLinks

SPECIAL MEETING OF SHAREHOLDERS OF MICREL, INCORPORATED MAY 20, 2008
PROXY STATEMENT OF
SPECIAL MEETING OF SHAREHOLDERS OF MICREL, INCORPORATED MAY 20, 2008
PROXY STATEMENT OF
IMPORTANT
BACKGROUND TO THE SOLICITATION
Frequently Asked Questions about Obrem and the Proposals in this Proxy Statement
REASONS FOR THE SOLICITATION
EXECUTIVE SUMMARY
Expected Acquisition Synergies
PROPOSAL NUMBER ONE REMOVAL OF DIRECTORS
PROPOSAL NUMBER TWO AMENDMENT OF BYLAWS TO PERMIT SHAREHOLDERS TO ESTABLISH SIZE OF BOARD OF DIRECTORS
PROPOSAL NUMBER THREE AMENDMENT OF BYLAWS TO ESTABLISH THE SIZE OF THE BOARD OF DIRECTORS AT SIX MEMBERS
PROPOSAL NUMBER FOUR ELECTION OF DIRECTORS
PROPOSAL NUMBER FIVE SHAREHOLDER RESOLUTION RECOMMENDING THE RESCISSION OF THE SHAREHOLDER RIGHTS PLAN
SOLICITATION OF PROXIES
OTHER MATTERS
SHAREHOLDER PROPOSALS TO BE PRESENTED AT COMPANY'S NEXT ANNUAL MEETING
VOTING AND PROXY PROCEDURES
  Obrem Capital Management, LLC Obrem Capital (GP), LLC Obrem Capital Offshore Master, L.P. Obrem Capital (QP), L.P.
  Andrew V. Rechtschaffen
TRANSACTIONS IN SECURITIES OF MICREL DURING THE PAST TWO YEARS
Transactions – Obrem Capital Management, LLC, Obrem Capital (GP), LLC and Andrew V. Rechtschaffen
Transactions – Obrem Capital Offshore Master, L.P.
Transactions – Obrem Capital (QP), L.P.
Joint Nomination Agreement